UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Meritage Homes Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2006

Dear Stockholder:

We have enclosed our Proxy Statement and Annual Report. The Annual Report provides a review of our record results for the past year as well as our current outlook for the upcoming year.

This year, we have several important matters to address at our Annual Meeting. The proposals to be voted upon at this year’s Annual Meeting include the election of our nominees for director, and a proposal to approve an increase in our authorized capital stock so that we can maintain the flexibility to raise new capital to pursue our growth strategies, as well as proposals to approve both stock and cash based incentive plans for our management and employees.

In terms of the incentive plans we are recommending for approval, we note that, consistent with practices currently supported by shareholder advocate groups, the large majority of the compensation paid to our senior managers over the last several years has been tied directly to our company’s financial performance. And we are proud to report that our performance has been excellent. For example, from 2000 to 2005 our revenues have increased to $3 billion, a 45% compounded annual growth rate and our net earnings have increased at a rate of 48% over the same period. These results were a primary driver of the increase in our stock price from $9.31 to $62.92 per share (on a split adjusted basis) over the same period, a 576% increase in value.

Finally, we note that under current tax laws, the deductibility by the company of the compensation of our senior executives is subject to a number of conditions, including stockholder approval of our bonus and stock programs. Accordingly, it is critical that we obtain your approval of these plans, not only to ensure that our Board of Directors has the tools necessary to motivate and compensate our senior management, but also so that our company can deduct fully the amounts we pay to them,  thereby maximizing earnings and, in turn, providing the greatest benefit to our  stockholders.

We look forward to your participation at the Annual Meeting either in person or by proxy.

Very truly yours,

Board of Directors

Enclosures

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:  Wednesday, May 17, 2006

Time:  10:00 a.m. Central time

Hotel Crescent Court

400 Crescent Court

Dallas, Texas  75201

To Our Stockholders:

You are invited to attend the Meritage Homes Corporation 2006 Annual Meeting of Stockholders for the following purposes:

1.                                       To elect four Class I Directors, each to hold office until our 2008 annual meeting and until his successor is duly elected and qualified.

2.                                       To approve an amendment to our charter to increase the number of authorized shares of Common Stock from 50,000,000 to 125,000,000,

3.                                       To approve the 2006 Stock Incentive Plan,

4.                                       To approve the 2006 Annual Incentive Plan,

5.                                       To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year, and

6.                                       To conduct any other business that may properly come before the meeting or any postponement or adjournment thereof.

These items are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on March 31, 2006 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. A copy of our 2005 Annual Report to Stockholders, which includes audited financial statements, is enclosed.

By Order of the Board of Directors,

C. Timothy White, Secretary

Scottsdale, Arizona

April 10, 2006

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED. YOU MAY ALSO AUTHORIZE A PROXY TO VOTE YOUR SHARES BY USING THE INTERNET OR TELEPHONE AS DESCRIBED ON THE PROXY CARD.

MERITAGE HOMES CORPORATION

17851 NORTH 85TH STREET

SUITE 300

SCOTTSDALE, ARIZONA 85255

www.meritagehomes.com

PROXY STATEMENT

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Meritage Homes Corporation to be used in voting at our Annual Meeting of Stockholders on May 17, 2006. The meeting will be held at 10:00 a.m. Central time at Hotel Crescent Court, 400 Crescent Court, Dallas, Texas  75201. The proxy materials relating to the annual meeting, together with our annual report (which includes audited consolidated financial statements for our fiscal year ended December 31, 2005), were mailed on or about April 14, 2006 to stockholders of record at the close of business on March 31, 2006 (the “record date”).

You are entitled to revoke your proxy at any time before it is exercised by attending the annual meeting and voting in person, duly executing and delivering a proxy bearing a later date, or sending written notice of revocation to our Corporate Secretary at the above address. Whether or not you plan to be present at the annual meeting, we encourage you to sign and return the enclosed proxy card or to use telephone or Internet voting. Refer to your proxy card for instructions about voting by telephone, Internet and mail.

The Meritage Board of Directors is soliciting proxies. We will bear the entire cost of proxy solicitation, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies through the mail, by personal interview or telephone, including through the use of a third party proxy solicitor. If we use a proxy solicitor, we estimate the cost will be approximately $9,500.

The following information should be reviewed along with the audited consolidated financial statements, notes to consolidated financial statements, reports of independent registered public accounting firms and other information included in our 2005 Annual Report that was mailed to you along with this Proxy Statement.

VOTING SECURITIES OUTSTANDING

On the record date, there were 26,624,510 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities. Each share is entitled to one vote on each proposal to be voted on at the annual meeting. Only holders of record of common stock at the close of business on the record date will be permitted to vote at the meeting, either in person or by valid proxy.

VOTING PROXIES

Shares of common stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. Unless contrary instructions are indicated on a proxy, the shares of common stock represented by such proxy will be voted FOR the election as directors of the nominees named in this Proxy Statement, FOR the amendment to our charter increasing the number of authorized shares of common stock,

FOR the 2006 Stock Option Plan, FOR the 2006 Annual Incentive Plan and FOR the ratification of the selection of Deloitte & Touche as the Company’s independent registered public accounting firm.

Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at shareowner meetings are “routine” or “non-routine.”  If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. All of the proposals other than Proposal No. 3 (the proposal to approve the 2006 Stock Incentive Plan) are routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on the proposals even if no voting instructions are provided by the owner.

The management and Board of Directors of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote.

SUMMARY

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To understand the proposals fully, you should carefully read this entire Proxy Statement, as well as the other documents to which we refer you, including the proposed amendment to our charter and the proposed 2006 Stock Incentive Plan and 2006 Annual Incentive Plan, each of which is attached as an Appendix to this Proxy Statement. We have included page references in parentheses to direct you to a more complete discussion of the proposals presented in this Proxy Statement.

General Information

Date, Time and Place of Meeting	The annual meeting will be held on Wednesday, May 17, 2006 at 10:00 a.m. Central time at Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201.

Record Date

The record date for the annual meeting is March 31, 2006. Stockholders who hold shares of our stock at the close of business on the record date will be entitled to vote on the matters proposed in this Proxy Statement.

Voting Information

You can vote in person at the annual meeting or by proxy without attending the annual meeting. The shares represented by a properly executed proxy will be voted as you direct. To vote by proxy, you must fill out your proxy card and return it by mail, vote by telephone using the instructions on your proxy card or vote via the Internet using the instructions on your proxy card.

You can revoke your proxy any time before it is exercised by written notice delivered to the Company’s Secretary, by timely delivery of a later signed proxy (including an Internet or telephone vote), or by voting in person at the annual meeting.

Quorum

The presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the meeting for the election of directors and for the other proposals. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exits.

The Proposals

Election of Directors (page 4)

Steven J. Hilton, Raymond Oppel, William G. Campbell and Richard T. Burke, Sr., each of whom is presently serving as a Class I Director, are nominated for re-election.

The Board of Directors recommends a vote “for” each of these directors. If a quorum is present, the four nominees who receive a plurality of the votes cast at the meeting will be elected. Broker non-votes and votes that are withheld have no effect on the results of the vote. Please vote on this matter.

Amendment to Charter to Increase Authorized Shares of Common Stock (page 5)

Our second proposal asks you to approve an amendment to our charter that would increase the number of shares of common stock the Company is authorized to issue from 50,000,000 to 125,000,000. As of February 28, 2006, the Company had 30,517,412 shares of common stock issued and outstanding or reserved for issuance pursuant to various incentive plans or the exercise of awards under such plans. We are asking you to approve an increase to our authorized capital to ensure that the Company will have sufficient shares of common stock available to meet the Company’s future business needs. Although the Company has no current plans for the use of such shares, we may use such shares for, among other things, stock splits, stock dividends, public or private stock offerings or acquisitions.

The Board of Directors has approved this amendment and recommends a vote “for” this proposal. An affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter is required to approve the amendment to our charter. Broker non-votes and abstentions have the same effect as a vote against this proposal, so please vote.

Approval of the 2006 Stock Incentive Plan (page 6)

In our third proposal, we are asking for your approval of the Company’s 2006 Stock Incentive Plan. Under this plan, the Company’s executives, officers, employees, non-employee directors, consultants and advisors are eligible to receive awards of stock options, stock appreciation rights, restricted stock awards, performance share awards and performance based awards. We are asking you to approve this plan to assist the Executive Compensation Committee, which administers the plan, in attracting, motivating and retaining experienced, qualified and productive executive personnel, with equity grants that align the interests of management and stockholders.

The Board of Directors has approved this plan and recommends a vote “for” this proposal. The affirmative vote of a majority of the votes cast on the proposal is required for approval of the 2006 Stock Incentive Plan, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the 2006 Stock Incentive Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

Approval of 2006 Annual Incentive Plan (page 14)

We are also asking you to approve the Company’s 2006 Annual Incentive Plan. The purpose of this plan is to provide for annual incentive rewards that are deductible under the Internal Revenue Code to the Company’s key executives, including Steven J. Hilton and John R. Landon, our Co-CEOs, Larry W. Seay, Richard T. Morgan and C. Timothy White. This plan is administered by our Executive Compensation Committee and provides for cash awards payable to these employees upon the attainment of certain predetermined performance goals for the Company. This plan serves to align the interests of eligible employees with the interests of our stockholders and seeks to ensure that amounts payable under the plan are tax deductible.

The Board of Directors has approved this plan and recommends a vote “for” this proposal. If a quorum is present, an affirmative vote of a majority of the votes cast at the annual meeting is required to approve the 2006 Annual Incentive Plan. Broker non-votes and abstentions have no effect on the result of the vote.

Ratification of Auditor (page 16)

Our final proposal asks you to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

The Board of Directors recommends a vote “for” this proposal. If a quorum is present, an affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2006 will stand, unless the Audit Committee finds other good reason for making a change.

ELECTION OF DIRECTORS

(Proposal No. 1)

Our Board of Directors currently has eight members. The directors are divided into two classes serving staggered two-year terms. This year our Class I Directors are up for election. The Board, upon the recommendation of its Nominating/Governance Committee, has nominated Steven J. Hilton, Raymond Oppel, William G. Campbell and Richard T. Burke, Sr., who are presently serving as Class I Directors, for re-election.

Their biographical information is set forth below:

Steven J. Hilton, 44, has been co-chairman and co-chief executive officer of Meritage Homes Corporation since 1997. Mr. Hilton co-founded Arizona-based Monterey Homes in 1985. Under Mr. Hilton’s leadership, Monterey became publicly traded and combined with Legacy Homes in 1997, which thereafter became Meritage. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona and is a director of Western Alliance Bancorporation, a $2.6 billion community bank based in Las Vegas, Nevada.

Raymond Oppel, 49, has been a director since December 1997. He was the co-founder, chairman and chief executive officer of the Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was sold in 1995 to the public homebuilder KB Home. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development and land banking. Mr. Oppel has over 16 years of experience in the homebuilding business.

William G. Campbell, 47, has been a director since May 2002. Mr. Campbell is a co-founder and managing director of Knightsbridge Realty Capital, Inc., an advisory firm that plans and implements capitalization strategies for commercial real estate. Prior to forming Knightsbridge, Mr. Campbell was division manager of FINOVA Realty Capital, the commercial real estate financing division of the FINOVA Group. From 1995 until its acquisition by FINOVA in 1997, Mr. Campbell was chief operating officer of Belgravia Capital Corporation, a nationwide commercial mortgage-banking firm. Mr. Campbell holds an M.B.A. from Pepperdine University and has been a certified public accountant.

Richard T. Burke, Sr., 62, was appointed as a director in September 2004. Mr. Burke is on the Board of Directors of UnitedHealth Group, which he founded, took public in 1984 and served as chairman and chief executive officer until 1988. From 1995 until 2001, Mr. Burke was the owner and chief executive officer of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc.

All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee. In the vote on the election of the director nominees, stockholders may:

•                  vote FOR all nominees;

•                  vote to WITHHOLD votes for all nominees; or

•                  WITHHOLD votes as to specific nominees.

Unless you tell us by your proxy to vote differently, your shares will be voted FOR the Board’s nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

APPROVAL OF AN AMENDMENT TO THE MERITAGE HOMES CORPORATION

ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF

AUTHORIZED SHARES OF COMMON STOCK

(Proposal No. 2)

The Company’s charter presently authorizes the issuance of 50,000,000 shares of common stock, $.01 par value per share. On February 28, 2006, 26,819,620 shares of common stock were issued and outstanding. On that date, 2,997,792 shares of common stock were reserved for issuance pursuant to the Meritage Homes Corporation Stock Option Plan, and 700,000 were reserved for issuance pursuant to the Meritage Homes Corporation 2006 Stock Incentive Plan, subject to stockholder approval of the plan at this meeting (collectively, the “Company Plans”). Accordingly, of the 50,000,000 shares of common stock currently authorized, the Company has approximately 30,517,412 shares of common stock issued and outstanding or reserved for issuance pursuant to the Company Plans or pursuant to the exercise of awards granted under such plans.

The purpose of the proposed amendment is to ensure that the Company has adequate authorized shares of common stock available from time to time if needed for such corporate purposes as may be deemed appropriate by the Board of Directors. These corporate purposes might include, among other things, stock splits, stock dividends, public or private stock offerings or acquisitions. Although we have no specific plans or commitments for the issuance of the additional shares of common stock for which authorization is solicited, the Board of Directors believes that it would be desirable for the stockholders to authorize such additional shares at this time so that the Company is prepared to meet possible future needs for such shares without delay.

The proposed amendment to the charter would increase the number of authorized shares of common stock from 50,000,000 to 125,000,000. If additional shares of common stock are issued, it may have a dilutive effect on earnings per share. In addition, the issuance of additional shares may have a dilutive effect on the voting power of the current stock owners because such stock owners do not have preemptive rights with respect to the issuance of additional shares of common stock, including the shares of common stock to be authorized by the proposed amendment. The full text of the proposed amendment to the Articles of Incorporation is set forth in Appendix A to this Proxy Statement.

If the proposed amendment to the charter is adopted, the additional authorized shares of common stock could be issued at the discretion of the Board of Directors for any corporate purpose, including those mentioned above, without further action by the stock owners, except as may be required by applicable laws or regulations, or the rules of the NYSE. While in certain instances an issuance of additional shares could have the effect of rendering a hostile attempt to acquire the Company more difficult, the Board of Directors is not aware of any circumstance potentially having such an anti-takeover effect.

Following approval, the amendment to the charter would become effective on the date the amendment is filed with the State Department of Assessments and Taxation of Maryland. It is anticipated that the appropriate filing to effect the share increase will be made as soon as practicable following approval of this proposal.

THE BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL TO AMEND THE COMPANY’S CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 TO 125,000,000 AND RECOMMENDS A VOTE “FOR” ADOPTION OF PROPOSAL NO. 2.

APPROVE THE MERITAGE HOMES CORPORATION 2006 STOCK INCENTIVE PLAN

(Proposal No. 3)

General

The Company is seeking stockholder approval of the Meritage Homes Corporation 2006 Stock Incentive Plan (the “2006 Stock Plan”). Our Board of Directors adopted the 2006 Stock Plan on February 15, 2006, and is effective on the date approved by the stockholders at the annual meeting. If approved, the 2006 Stock Plan will replace the current Meritage Homes Corporation Stock Option Plan, as amended (the “Old Plan”), which expires later in 2006.

As of December 31, 2005, there were 490,550 shares of common stock available for future awards under the Old Plan. If the stockholders approve the 2006 Stock Plan, the number of shares of common stock that will be available for issuance under the 2006 Stock Plan will be 700,000 shares, plus any shares available for future awards under the Old Plan as of the date of the annual meeting (to the extent not ultimately granted under the Old Plan prior to its expiration). The closing sales price of our common stock on March 15, 2006 was $55.57 per share.

We have developed our compensation policies with the goals of attracting, motivating and retaining experienced, qualified and productive personnel, rewarding superior performance and providing incentives that are based on our performance, as well as aligning the interests of our employees and stockholders. The 2006 Stock Plan is designed to help us achieve these objectives by providing us the flexibility to grant stock options, stock appreciation rights, restricted stock and performance shares (each, an “Award”).

In addition to helping us achieve these objectives, our Board of Directors believes that the provisions of the 2006 Stock Plan reflect the Company’s continued commitment to strong corporate governance practices in the interest of its stockholders in the following ways:

•                  the 2006 Stock Plan prohibits stock option repricing without stockholder approval, other than in connection with a change in the Company’s capitalization as described below in “Change in Capitalization;”

•                  the 2006 Stock Plan prohibits issuing stock options or stock appreciation rights with an exercise price below fair market value on the date of grant; and

•                  in order to account for the difference in the value of a grant of stock options or stock appreciation rights versus a grant of full value shares (i.e., restricted stock or performance share awards), the 2006 Stock Plan provides a formula to determine the total number of shares of common stock available for future Awards, pursuant to which the availability will be reduced by one share for each one share issued in connection with a stock option or stock appreciation right and by 1.38 shares for each one share issued in connection with any other type of Award.

The number of shares subject to options outstanding under the Old Plan as of December 31, 2005 is 2,799,282 shares. These outstanding options have a weighted average exercise price of $27.90 and a weighted average remaining term of 4.7 years.

The following summary description of the 2006 Stock Plan is qualified in its entirety by reference to the full text of the 2006 Stock Plan, which is attached to this Proxy Statement as Appendix B.

Shares Subject to the 2006 Plan

The total number of shares of common stock available for grants of Awards under the 2006 Stock Plan is 700,000, plus any shares of common stock available for future awards under the Old Plan as of the date of the Annual Meeting (to the extent not ultimately granted under the Old Plan prior to its expiration), which is estimated to be another 490,550 shares. As noted above, the total number of shares of common stock available for future Awards will be reduced by one share for each one share issued in connection with an option or a stock appreciation right and by 1.38 shares for each one share issued in connection with any other type of Award.

Except as provided below, shares of common stock subject to an Award that have been cancelled, expired, forfeited or otherwise not issued under the Award will again become available for grants of Awards under the 2006 Stock Plan. However, shares of common stock that are used to pay the exercise price of the Award or are delivered or withheld to pay withholding taxes or that were subject to a stock-settled stock appreciation right but not issued in such settlement will be counted against the total number of shares of common stock available for grants of Awards.

The shares to be delivered under the 2006 Stock Plan may consist of, in whole or in part, shares of common stock that are authorized but unissued or shares that were reacquired by the Company, whether on the open market or otherwise.

Administration

The 2006 Stock Plan will be administered by the Executive Compensation Committee (the “Committee”). The Committee has the authority to interpret and administer the 2006 Stock Plan in order to carry out the purposes of the 2006 Stock Plan. The Committee has the authority to determine those persons eligible to receive Awards, the number of shares subject to an award and to establish and interpret the terms and conditions of any Awards. The Committee may also make exceptions to the provisions of any Awards. All determinations of the Committee are final and binding.

Eligibility

Awards may be made to any officer, employee or executive of the Company, as well as to non-employee directors and consultants or advisors to the Company. As of December 31, 2005, there were six non-employee directors and approximately 1,810 officers and employees of the Company and its subsidiaries eligible to participate in the 2006 Stock Plan. The number of eligible participants is expected to increase over time based upon future growth of the Company.

Types of Awards

The 2006 Stock Plan provides for grants of stock options, stock appreciation rights, restricted stock, performance shares and performance-based awards, whether granted alone or in combination, pursuant to which shares of common stock, cash or a combination thereof may be delivered to the Award recipient; provided that stock appreciation rights will be paid only in shares.

Options. An option is the right to purchase shares of common stock at a future date at a specified exercise price. The Committee may grant both nonqualified stock options and incentive stock options under the 2006 Stock Plan. The per share exercise price will be determined by the Committee, but must be at least equal to the fair market value of the underlying shares of common stock on the date of grant. The Committee determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than ten years from the date of grant. However, in the case of an incentive stock option granted to a participant who holds more than 10% of the voting power of the Company, the exercise price must be at least 110% of the fair market value of the underlying shares of common stock on the date of grant and the expiration date cannot be more than five years from the date of grant. The exercise price of an option may be paid in shares of common stock, cash or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay the exercise price from the proceeds of a sale of shares issuable under the option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. Options cannot be repriced (or cancelled and regranted at a lower exercise price) other than in connection with a change in the Company’s capitalization as described below in “Change in Capitalization.”

Stock Appreciation Rights. A stock appreciation right is a right granted to the participant to receive, in shares of common stock, an amount equal to the appreciation of one share of common stock from the date of grant.

Restricted Stock Awards. A restricted stock award involves an immediate transfer of ownership of a fixed number of shares of common stock to the participant, although the shares are subject to a risk of forfeiture or to other conditions or restrictions during specified periods of time. The participant is immediately entitled to voting, dividend and other ownership rights in such shares. The Committee has discretion to waive in whole or in part restrictions or forfeiture conditions relating to the restricted stock award.

Performance Share Awards. Performance share awards are rights to receive, in cash, shares of common stock or a combination thereof, an amount equal to the value of common stock if certain performance goals are attained.

Performance-Based Awards. The purpose of performance-based awards is to qualify restricted stock or performance share awards as “performance-based compensation” pursuant to Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to any of the executive officers named in the summary compensation table of its annual proxy statement. The limit is $1 million per officer per year, with certain exceptions. However, the deductibility limit does not apply to “performance-based compensation” if the qualifying performance criteria are approved in advance by the Company’s stockholders. Stockholder approval of this proposal will constitute stockholder approval of the qualifying performance criteria for purposes of Section 162(m) of the Code.

For performance-based Awards, the Committee has the discretion to select the length of the performance period, the qualifying performance criteria and the level of the performance goal. For this purpose, the “qualifying performance criteria” will be any one or more of the following:

•                  pre- or after-tax net earnings;

•                  earnings before interest expense (including interest amortized to cost of sales) and income taxes (EBIT);

•                  earnings before interest expense (including interest amortized to cost of sales), income taxes, depreciation and amortization (EBITDA);

•                  revenue growth;

•                  operating income;

•                  operating cash flow;

•                  return on net assets;

•                  return on stockholders’ equity;

•                  return on assets;

•                  return on capital;

•                  share price growth;

•                  shareholder returns;

•                  gross or net profit margin;

•                  earnings per share;

•                  price per share; and

•                  market share;

any of which may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Notwithstanding the satisfaction of the performance criteria, the number of shares issued under or the amount paid under an Award may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion may determine.

Limitations of Awards

The 2006 Stock Plan provides that participants may not receive Awards with respect to more than 100,000 shares of common stock during any calendar year.

Transferability Restrictions

Except as otherwise permitted by the Committee and certain transfers to family members, participants generally may not sell, transfer, pledge, assign or otherwise alienate or hypothecate Awards granted under the 2006 Stock Plan other than by will or the laws of descent and distribution, and each option and stock appreciation right is generally exercisable only by a participant during his or her lifetime.

Change in Capitalization

The Committee shall adjust the number and kind of shares available for issuance under the 2006 Stock Plan and the number and kind of shares subject to the limitations described above in “Limitations of Awards” in the event of a recapitalization, consolidation, combination or exchange of shares, stock split, spin-off, stock dividend or similar corporate change that affects the number or kind of shares of the Company outstanding. The Committee may also adjust the exercise price, number or kind of shares subject to individual Awards and other terms to reflect the foregoing events.

Change in Control

If a change of control occurs and Awards are converted, assumed, or replaced by a successor, the Committee has the discretion to cause all outstanding Awards to become fully exercisable and all restrictions on outstanding Awards to lapse. If a change of control occurs and the Awards are not converted, assumed, or replaced by a successor, all outstanding Awards shall automatically become fully exercisable and all restrictions on outstanding Awards shall lapse.

Amendment to or Termination of the 2006 Stock Plan

The Committee with the Board’s approval may amend, alter or discontinue the 2006 Stock Plan. However, other than in connection with a change in the Company’s capitalization as described above in “Change in Capitalization,” no amendment may be made without stockholder approval if such amendment would:

•                  increase the maximum number of shares of common stock for which Awards may be granted under the 2006 Stock Plan;

•                  permit the Committee to grant options with an exercise price that is below the fair market value of a share of common stock on the date of grant;

•                  permit the Committee to extend the exercise period for an option beyond ten years from the date of grant;

•                  permit the Committee to reprice previously-granted options; or

•                  require stockholder approval under any laws, regulating or stock exchange rule.

New Plan Benefits

As of the date of this proxy statement, no Awards have been made under the 2006 Stock Plan. The benefits that will be awarded or paid under the 2006 Stock Plan are not currently determinable. The following table sets forth grants of options made under the Old Plan during 2005 to (i) each of the executive officers named on page 17; (ii) each of the director nominees for election (iii) all current executive officers, as a group; (iv) all current directors and director nominees who are not executive officers, as a group; (v) all employees, including all current officers who are not executive officers, as a group.

Individual or Group Name	Number of Shares Subject to Options Granted	Weighted Average Exercise Price Per Share

Executive Officers
John R. Landon (1)	50,000	$58.62
Steven J. Hilton(1) (2)	50,000	58.62
Larry W. Seay	20,000	58.62
C. Timothy White	20,000	70.38
Richard T. Morgan	12,500	59.15

Director Nominees
Raymond Oppel	5,000	$58.62
William G. Campbell	5,000	58.62
Richard T. Burke	5,000	58.62

Executive Officer Group (5 persons)	152,500	$60.21

Non-Executive Officer Director Group (5 persons) (3)	30,000	$58.62
Non-Executive Officer Employee Group (101 persons)	406,250	$60.61
All non-employees

(1)          John R. Landon and Steven J. Hilton each received more than 5% of the options granted in 2005.

(2)          Steven J. Hilton is also a director nominee.

(3)          Excludes C. Timothy White

Accounting Treatment

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”)  SFAS 123(R) requires that companies measure and recognize compensation expense at an amount equal to the fair value of share-based payments granted under compensation arrangements. SFAS 123(R) became effective for the Company beginning in the first quarter of fiscal 2006. The estimated impact of the adoption of SFAS No. 123(R) is estimated to result in a reduction of net earnings ranging from approximately $8 million to $9 million in 2006 depending on, among other things, the number of options granted and the price of our stock, as well as the assumptions used to value options granted, such as the volatility of our stock, risk-free interest rates, employee exercise patterns and employee forfeiture rates.

U.S. Federal Tax Consequences

The following is only a summary of the consequences of U.S. federal income taxation to the participant and the Company with respect to the grant and exercise of Awards under the 2006 Stock Plan. The summary is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the 2006 Stock Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving Awards under the 2006 Stock Plan.

Nonqualified Stock Options and Stock Appreciation Rights. Generally, a participant will not recognize income upon the grant of a nonqualified stock option or a stock appreciation right; instead, the holder of a nonqualified stock option or a stock appreciation right will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. Upon a subsequent sale of the shares of common stock received upon exercise, the difference between the net proceeds of sale and the fair market value of the shares on the date of exercise will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period).

Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option. In addition, a participant will not recognize income upon the exercise of an incentive stock option if the participant satisfied certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of the Company or any of its subsidiaries (or later than one year if he or she is disabled), unless he or she has died. To satisfy the holding period requirement, a participant must hold the stock acquired upon exercise of the incentive stock option more than two years from the date of grant of the stock option and more than one year after the transfer of the shares of common stock to him or her. If these requirements are satisfied, on the sale of such stock, the participant will be taxed on any gain, measured by the difference between the option price and the net proceeds of sale, generally at long-term capital gains rates.

If shares of common stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirements (a “disqualifying disposition”), the participant will, in the usual case, recognize (i) capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise; (ii) ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the option price of the option; and (iii) capital loss equal to the excess, if any, of the option price over the sales price.

Individuals are subject to an “alternative minimum tax” based upon an expanded tax base to the extent such tax exceeds the regular tax liability. The amount by which the fair market value of the shares acquired upon exercise of an incentive stock option exceeds the exercise price will be included as a positive adjustment in the calculation of the employee’s “alternative minimum taxable income” in the year of exercise. The “alternative minimum tax” imposed on individual taxpayers is generally equal to the amount by which a specified percentage of the individual’s alternative minimum taxable income (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

Stock options otherwise qualifying as incentive stock options will be treated as nonqualified stock options to the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all of the Company’s plans) exceeds $100,000 based on the fair market value of the stock at the date of grant.

Restricted Stock. A participant will not recognize income upon the grant of restricted stock. If the participant makes an election under Code Section 83(b) within 30 days after receiving the shares of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions imposed by the 2006 Stock Plan) at the time of transfer over any amount paid by the participant. Then, upon the sale of such stock, the difference between the fair market value at the time of transfer and the net proceeds of sale will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to shares of common stock that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the award of restricted stock vests and any restrictions imposed by the 2006 Stock Plan on the Award terminate in an amount equal to the excess, if any, of the fair market value of such shares on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to shares of common stock subject to restrictions will be treated as additional compensation income and not as dividend income.

Performance Shares. A participant will not recognize income upon the grant of a performance share. The participant will recognize ordinary income in the year paid equal to the fair market value of shares of common stock or cash received.

Withholding Taxes. Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with Awards granted under the 2006 Stock Plan. The Committee may permit a participant to pay withholding taxes through the mandatory or elective sale of shares of common stock, by electing to have the Company withhold a portion of the shares that would otherwise be issued upon exercise of an Award (based upon the minimum statutory withholding amount) or by tendering shares already owned by the participant for more than six months.

Awards of performance shares under the 2006 Stock Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. To date, the U.S. Treasury Department and Internal Revenue Service have issued only proposed regulations and other preliminary guidance regarding the impact of Section 409A on the taxation of these types of Awards. It is the intent of the Company that Awards under the 2006 Stock Plan will be structured and administered in a manner that complies with the requirements of Section 409A.

The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above, provided, among other things, that such deduction meets the test of reasonableness and is an ordinary and necessary business expense. However, in connection with a change in control of the Company, and depending upon the terms and conditions of Awards granted under the 2006 Stock Plan and upon the individual circumstances of the participants, certain amounts with respect to Awards granted under the 2006 Stock Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G of the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment. In addition, as described above, in certain instances as a result of the application of Section 162(m) of the Code, the Company may be denied a compensation deduction for Awards grated to certain officers that do not qualify as “performance-based compensation” to the extent their aggregate compensation exceeds $1 million in a given year.

Securities Authorized for Issuance under Equity Compensation Plan

The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2005:

Plan Category	(a) Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	2,799,282	$27.90	490,550

Equity compensation plans not approved by stockholders	—	n/a	—

Total	2,799,282	$27.90	490,550

Securities Registration

We intend to register the shares of common stock available for issuance under the 2006 Stock Plan under a Registration Statement on Form S-8 to be filed with the SEC after approval of the 2006 Stock Plan by our stockholders.

THE BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL TO ADOPT THE

MERITAGE HOMES CORPORATION 2006 STOCK INCENTIVE PLAN AS ATTACHED AS APPENDIX B AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3.

APPROVE THE MERITAGE HOMES CORPORATION 2006 ANNUAL INCENTIVE PLAN

(Proposal No. 4)

The Board of Directors has adopted the Meritage Homes Corporation 2006 Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan will become effective as of February 15, 2006, subject to stockholder approval at the annual meeting. No award may be made under the Incentive Plan after its expiration date, but awards made prior thereto may extend beyond that date.

The Incentive Plan will provide for annual incentive awards to certain of the Company’s key executives and is being submitted to stockholders in an effort to assure that awards under the Plan will be tax deductible for the Company. Section 162(m) of the Code places a $1 million annual limit on the amount of compensation paid to the executive officers named in the summary compensation table of the Company’s annual proxy statement that may be deducted by the Company for federal income tax purposes, unless such compensation is based on the achievement of pre-established performance goal(s) set by the Executive Compensation Committee pursuant to an incentive plan that has been approved by the Company’s stockholders. Stockholder approval of the Plan is necessary for maintaining the tax-deductible status of incentive payments made to the participants.

We have summarized below the key provisions of the Incentive Plan. Because it is a summary, it may not contain all of the information that is important to you. The summary is qualified in its entirety by reference to the full text of the 2006 Annual Incentive Plan, which is attached as Appendix C to this Proxy Statement.

Purpose of the Plan

Awards may be made under the Incentive Plan to any employee of the Company who is a “covered employee” within the meaning of Section 162(m) of the Code. A covered employee includes Meritage’s Co-Chief Executive Officers and the four other most highly compensated executive officers of the Company. Non-employee directors are not eligible to receive an award under the Incentive Plan.

Administration

The Incentive Plan will be administered by the Executive Compensation Committee or any other committee appointed by the Board of Directors (the “Committee”), which consists of not less than two non-employee directors who are “outside directors” within the meaning of Section 162(m) of the Code. The Committee has full authority to interpret the Plan and to establish rules for its administration. The Committee has the authority to determine eligibility for participation in the Incentive Plan, to decide all questions concerning eligibility for and the amount of awards, and to establish and administer the performance goals (defined below) and certify whether, and to what extent, they are attained.

Determination of Awards

In determining awards to be made under the Incentive Plan, the Committee may approve a formula that is based on one or more objective criteria to measure corporate performance as set forth in the Plan (“Performance Criteria”). The Committee may establish Performance Criteria and as selected by the Committee, the Committee may set annual performance objectives (“Performance Goals”) with respect to such Performance Criteria for the Company. Performance Criteria must include one or more of the following:  pre- or after-tax net earnings; earnings before interest expense (including interest amortized to cost of sales) and income taxes (“EBIT”); earnings before interest expense (including interest amortized to cost of sales), income taxes, depreciation and amortization (“EBITDA”); revenue growth; operating income; operating cash flow; return on net assets; return on shareholders’ equity; return on assets; return on capital; share price growth; shareholder returns; gross or net profit margin; earnings per share; price per share; and market share, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to results of a peer group. The Committee may provide that the Performance Criteria may include or exclude extraordinary charges, non-recurring or unusual items, accounting charges or similar items. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for the participants.

Payment of awards will be made in cash. The Committee will make all determinations regarding the achievement of Performance Goals and the determination of actual awards. The Committee may in its discretion decrease, but not increase, the amount of any award that otherwise would be payable under the Incentive Plan.

Amount Available and Maximum Individual Awards

The Committee shall determine the amount available for awards in any year. The maximum award payable to any employee for a performance period is 1.85% of EBITDA, before consideration of bonuses paid to covered employees.

Amendment and Termination

The Committee may suspend or terminate the Incentive Plan at any time with or without prior notice. In addition, the Committee may from time to time and with or without prior notice, amend or modify the Incentive Plan in any manner, but may not without stockholder approval adopt any amendment that would require the vote of stockholders of the Company pursuant to Section 162(m) of the Code.

New Plan Benefits

As of the date of this proxy statement, the Committee has made performance-based bonus awards to four covered employees for 2006. These awards are subject to approval of the Incentive Plan by the Company’s stockholders at the annual meeting. Subject to the approval of the 2006 Plan, the Committee has approved the following performance-based awards:

•                  to John R. Landon and Steven J. Hilton (Co-CEOs), for the performance period (fiscal 2006), a bonus equal to .825% of EBITDA (before consideration of bonuses paid to certain executive officers and one-time financing charges) if the Company’s return on assets is in the top half of public homebuilders having revenues of $500 million or more per year, and an additional .825% of EBITDA if the Company’s return on equity is in the top half of these public builders. If either measurement falls within the 33% to 49% percentile, the bonus shall be .5363% of EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there will not be any formula bonus paid with respect to such measurement;

•                  to Larry W. Seay (Chief Financial Officer), for the performance period (fiscal 2006), a bonus equal to .20% of EBITDA (before consideration of bonuses paid to certain executive officers and one-time financing charges) if the Company’s return on assets is in the top half of public homebuilders having revenues of $500 million or more per year, and an additional .20% of EBITDA if the Company’s return on equity is in the top half of these public builders. If either measurement falls within the 33% to 49% percentile, the bonus shall be .13% of EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there will not be any formula bonus paid with respect to such measurement; and

•                  to C. Timothy White (General Counsel), for each of the next two performance periods (fiscal 2006 and 2007), a bonus equal to .1125% of EBITDA (before consideration of bonuses paid to certain executive officers and one-time financing charges).

The benefits to be paid under the Incentive Plan are not currently determinable. During 2005, the Company paid to Messrs. Landon, Hilton and Seay performance-based incentive compensation based on substantially similar performance criteria of $8,806,808, $8,606,808 and $2,086,984, respectively.

THE BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL TO ADOPT THE MERITAGE HOMES CORPORATION 2006 ANNUAL INCENTIVE PLAN AS ATTACHED AS APPENDIX C AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 4.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 5)

The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2006.

Deloitte & Touche LLP was appointed our auditor in 2005 and no relationship exists other than the usual relationship between auditors and clients.

If the appointment of Deloitte & Touche LLP as auditors for 2006 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2006 will stand, unless the Audit Committee finds other good reason for making a change.

THE BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL NO. 5 AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5.

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Management. The following table summarizes, as of March 15, 2006, the number and percentage of outstanding shares of our common stock beneficially owned by the following:

•                  each Meritage director and nominee for director;

•                  each executive officer named in the compensation summary under “Executive Compensation;” and

•                  all Meritage directors and executive officers as a group.

Name Of Beneficial Owner(1)	Position With The Company	Number Of Shares Owned (2)		Right To Acquire By May 14, 2006	Total Shares Beneficially Owned	Percent Of Outstanding Shares

John R. Landon	Director, Co-Chairman and Co-CEO	1,911,136		138,000	2,049,136	7.7%
Steven J. Hilton	Director, Co-Chairman and Co-CEO	1,727,194	(3)	234,000	1,961,194	7.3
Robert G. Sarver	Director	428,000	(4)	62,500	490,500	1.8
Raymond Oppel	Director	—		32,500	32,500		*
Peter L. Ax	Director	—		42,500	42,500		*
William G. Campbell	Director	500		15,000	15,500		*
Richard T. Burke, Sr.	Director	—		7,500	7,500		*
Gerald W. Haddock	Director	—		5,000	5,000		*
Larry W. Seay	Executive Vice President and Chief Financial Officer	23,926		92,484	116,410		*
C. Timothy White	Executive Vice President, General Counsel and Secretary	21,264	(5)	40,000	61,264		*
Richard T. Morgan	Vice President and Treasurer	20,106		48,100	68,206		*

All directors and executive officers as a group (11 persons)		4,132,126		717,584	4,849,710	19.1%

*                 Less than 1%.

(1)          The address for our directors and executive officers is c/o Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255.

(2)          The amounts shown include the shares of common stock actually owned as of March 15, 2006, and the shares which the person or group had the right to acquire within 60 days of that date. The number of shares includes shares of common stock owned of record by such person’s spouse and minor children and by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition. In calculating the percentage of ownership, all shares of common stock which the identified person had the right to acquire within 60 days of March 15, 2006 upon exercise of options are considered as outstanding for computing the percentage of the shares owned by that person or group, but are not considered as outstanding for computing the percentage of the shares of stock owned by any other person.

(3)          Shares are held by family trusts.

(4)          Mr. Sarver is deemed to beneficially own 6,000 shares through his spouse and 2,000 shares through a minor child.

(5)          Includes 20,000 shares pledged to a third party lending institution to secure a loan.

Certain Other Beneficial Owners. Based on filings made under the Securities Exchange Act of 1934, as of March 15, 2006, the only other known beneficial owners of more than 5% of Meritage common stock are shown in the following table:

		Shares Beneficially Owned
Name of Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
EARNEST Partners, LLC(1)	75 14th Street, Suite 2300, Atlanta, GA 30309	3,153,625	11.5%

(1)          Based solely on a Schedule 13G, filed with the SEC on February 8, 2006. EARNEST Partners, LLC has sole voting power with respect to 960,761 shares, shared voting power with respect to 1,119,864 shares and sole dispositive power with respect to 3,153,625 shares.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors is elected by the stockholders to oversee the stockholders’ interests in the operation and overall success of our business. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or that require a vote of our stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting the business of the Company. Meritage has established and operates in accordance with a comprehensive plan of corporate governance that defines and sets high ethical standards for the conduct of our officers and employees. This plan provides an important framework within which the Board of Directors can pursue the Company’s strategic objectives and ensure long-term stockholder value.

Corporate Governance Principles and Practices

We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:

•                  director qualifications,

•                  independence criteria,

•                  director responsibilities,

•                  our committee structure,

•                  officer and director stock ownership requirements,

•                  director resignation policy,

•                  director access to officers and employees,

•                  our philosophy with respect to director compensation,

•                  requirements regarding director orientation and continuing education, and

•                  our plans with respect to management succession.

Our Corporate Governance Principles and Practices are available on our website at www.meritagehomes.com and we will provide a print copy to any stockholder upon request. These principles are reviewed regularly by the Nominating/Governance Committee and changes are made as appropriate.

Director Qualification and Independence

Determinations regarding the eligibility of director candidates are made by the Nominating/Governance Committee, which considers the candidate’s qualifications as to age, skills, and experience in the context of the needs of the Board of Directors and our stockholders. The Nominating/Governance Committee also evaluates the independence of each candidate. Consistent with the rules and regulations of the New York Stock Exchange (“NYSE”), at least a majority of the Board of Directors must be independent.

No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareowner or partner of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its annual review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company.

As a result of its annual review, the Board of Directors has determined that a majority of Meritage’s Board members are independent. Our independent directors, identified by an asterisk in the next table, are Peter Ax, Raymond Oppel, William Campbell, Richard Burke and Gerald Haddock.

In making this determination, the Board of Directors evaluated whether there exists any relationships between these individuals and Meritage. Except as noted below, the Board of Directors determined no relationship exists between Meritage and any independent director. Although the Board of Directors identified and evaluated a relationship between the Company and Ray Oppel, an independent director, it determined that this relationship is not material and does not affect Mr. Oppel’s independence. Mr. Oppel had a 7.5% limited partnership interest in a joint venture that sold lots to

Hammonds Homes, which arrangement was entered into prior to our 2002 acquisition of Hammonds. Mr. Oppel earned approximately $36,000 in 2004 from this joint venture. Mr. Oppel received no earnings related to this joint venture in 2005. In addition, Mr. Oppel and his adult children collectively own an approximate 9.4% limited partnership interest in a joint venture that owns real property in Texas. Meritage has entered into a contract with the limited partnership to acquire a portion of the real property and has made deposits totaling approximately $25,000 as of December 31, 2005. The Board considered these relationships and determined that they do not impair Mr. Oppel’s independence because he holds only a limited partnership interest and as such has no control over management of the partnerships. Accordingly, Mr. Oppel is not in a position to negotiate or influence the terms of any transaction in which the partnerships may engage. Moreover, the transactions are, individually and in the aggregate, immaterial in relation to Mr. Oppel’s net worth.

Steven Hilton and John Landon are not considered independent because they are employed by the Company.

Prior to 2004, Robert Sarver was deemed an independent director. The Nominating/Governance Committee has continually monitored certain relationships between Robert Sarver and Meritage along with relationships between Robert Sarver and Messrs. Hilton and Landon. In the past, Messrs. Sarver, Hilton and Landon had certain business relationships unrelated to Meritage. The Nominating/Governance Committee evaluated these relationships and determined that they did not impair Mr. Sarver’s independence because they did not involve Meritage and were insignificant in relation to Mr. Sarver’s net worth. During 2004, Mr. Sarver became the controlling owner of the Phoenix Suns basketball team, in which Messrs. Hilton and Landon purchased minority ownership interests. This relationship was closely evaluated by the Nominating/Governance Committee because of its significance to Messrs. Sarver, Hilton and Landon and because a pre-existing relationship between the Phoenix Suns and Meritage existed under which Meritage purchases advertising with the Phoenix Suns. Based on this ongoing evaluation, the Nominating/Governance Committee continues to believe that Mr. Sarver is independent within the meaning of the NYSE’s rules. Indeed, the Nominating/Governance Committee and the Board of Directors believe Mr. Sarver is a valuable member of the Board and that the Company benefits from his extensive business experience. Despite these beliefs, the Nominating/Governance Committee concluded it is in the best interest of Meritage’s stockholders that Mr. Sarver not be deemed an independent director. At last year’s annual meeting, Mr. Sarver was elected as a Class II director to serve as an additional non-independent member of the Board.

The Board has also determined that all governance committees of the Board are composed entirely of independent directors.

The Board and Board Committees

We currently have eight incumbent directors and the following committees: Audit Committee, Executive Compensation Committee and Nominating/Governance Committee.

During 2005, the Board of Directors held eleven meetings. Each director attended all of these meetings and the committee meetings of which he is a member, except as follows:  Mr. Campbell was unable to attend one Board meeting and one Audit Committee meeting; Mr. Sarver was unable to attend two Board meetings; Mr. White (who resigned from the Board in October 2005 after joining the Company as Executive Vice President – General Counsel and Secretary) was unable to attend one Board meeting; and Mr. Burke was unable to attend one Audit Committee meeting. Directors are expected to attend the Meritage Annual Meeting of Stockholders. All directors attended our 2005 annual meeting, which was held on May 11, 2005.

The following table summarizes the current members of our Board of Directors and describes the current members of each of the Committees and the number of meetings held during 2005.

Board of Directors	Audit Committee		Executive Compensation Committee		Nominating/Governance Committee
John R. Landon
Steven J. Hilton
Peter L. Ax* +		X**		X		X
Robert G. Sarver
Raymond Oppel*		X		X **		X
William G. Campbell*		X		X		X **
Richard T. Burke, Sr.*		X
Gerald W. Haddock*		X

Number of Meetings	11		7		2

* = Independent Director	X = Member	** = Chair	+ = Lead Independent Director

Audit Committee

The Board of Directors has established an Audit Committee in accordance with the Securities Exchange Act of 1934, and the rules and regulations of the NYSE. The Audit Committee assists the Board of Directors:

•                  in fulfilling its oversight of the integrity of the Company’s financial statements,

•                  in determining the Company’s compliance with legal and regulatory requirements,

•                  in determining the independent registered public accounting firm’s qualifications and independence, and

•                  in evaluating the performance of the Company’s internal audit function and independent registered public accounting firm.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and approves all audit engagement fees and terms of all significant non-audit engagements with the independent registered public accounting firm in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as it deems necessary to carry out its duties.

The Audit Committee operates under a written charter established by the Board. The charter is available on our website at www.meritagehomes.com and we will provide a print copy to any stockholder upon request. Each member of the Audit Committee meets the independence requirements of the NYSE and the Securities Exchange Act of 1934, and is financially literate, knowledgeable and qualified to review our financial statements. The Board of Directors has determined that each of Peter Ax and William Campbell is an “audit committee financial expert.”  Information about Messrs. Ax’s and Campbell’s past business and educational experience is included in their biographies in this Proxy Statement under the caption “Director Information.”

The report of the Audit Committee is included in this Proxy Statement on page 34.

Executive Compensation Committee

The Board of Directors has established an Executive Compensation Committee in accordance with the NYSE’s rules and regulations. The Executive Compensation Committee regularly reports to the Board of Directors and its responsibilities include:

•                  reviewing and approving goals and objectives relative to the compensation of our Co-CEOs, evaluating our Co-CEOs’ performance in light of these goals and approving the compensation of our Co-CEOs,

•                  making recommendations to the Board of Directors with regard to non-CEO compensation and equity-based awards, and

•                  producing a report on executive compensation to be included in our annual Proxy Statement.

The Executive Compensation Committee operates under a written charter, which is available on our website at www.meritagehomes.com and we will provide a print copy to any stockholder upon request. Each member of the Executive Compensation Committee meets the independence requirements of the NYSE. The report of the Executive Compensation Committee is included in this Proxy Statement at page 28.

Nominating/Governance Committee

The Board of Directors has established a Nominating/Governance Committee, which directly reports to the Board of Directors and is responsible for:

•                  identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders,

•                  developing and recommending Corporate Governance Principles and Practices applicable to the Company,

•                  leading the Board of Directors in its annual review of the Board’s performance, and

•                  recommending nominees for the Executive Compensation Committee and Audit Committee.

The Nominating/Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Nominating/Governance Committee operates under a written charter, which is available on our website at www.meritagehomes.com and we will provide a print copy to any stockholder upon request. Each member of the Nominating/Governance Committee meets the independence requirements of the NYSE.

Director Nomination Process

Stockholder Nominees. The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below. In evaluating such nominations, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described below. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee must include the nominee’s name and qualifications for Board membership and should be submitted to:

Meritage Homes Corporation

17851 North 85th Street

Suite 300

Scottsdale, Arizona 85255

Attn:  Corporate Secretary

The Secretary will forward all nominations to the Nominating/Governance Committee. In addition, the Company’s bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for submitting such nominations, and the deadline to propose actions for consideration at next year’s annual meeting, please see “Stockholder Proposals” on page 38 of this Proxy Statement.

Director Qualifications. The Nominating/Governance Committee will evaluate prospective nominees using the standards and qualifications set forth in the Company’s Corporate Governance Principles and Practices. Prospective nominees should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education or public interest. They should be committed to enhancing stockholder value and should have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of the stockholders of the Company.

Identifying and Evaluating Nominees for Directors. The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nominating/Governance Committee assesses the current composition of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee may seek recommendations from current Board members, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. After completing its evaluation, the Nominating/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board will determine the nominees after considering such recommendations.

Executive Sessions of Independent Directors

Our Corporate Governance Principles and Practices dictate that the non-management members of the Board of Directors will meet in executive session at least quarterly outside the presence of directors that are employees or officers of the Company. The non-management directors met in executive session seven times during 2005 and early 2006. Peter Ax is the Company’s Lead Independent Director and presides over these executive session meetings.

Code of Ethics

Meritage Homes Corporation is committed to conducting business consistent with the highest ethical and legal standards. The Board of Directors has adopted a Code of Ethics, which is applicable to all employees, including our Co-CEOs and our Chief Financial Officer. The Code is available on our website at www.meritagehomes.com and we will provide a print copy to any stockholder upon request.

Communications with the Board of Directors

Interested persons may communicate with the Board of Directors by writing to our Lead Independent Director at the address set forth on page 21.

CONTINUING DIRECTOR INFORMATION

Meritage divides its Board of Directors into two classes, one of which is up for election this year, as set forth under “Election of Directors (Proposal No. 1).”  The following sets forth biographical information regarding each member of the class of directors whose term will continue until the 2007 annual meeting of stockholders.

John R. Landon, 48, has been co-chairman and co-chief executive officer of Meritage Homes Corporation since 1997. Mr. Landon founded Texas-based Legacy Homes in 1987, which became a part of Meritage in 1997. Prior to founding Legacy Homes, Mr. Landon’s experience included land acquisition and development operations for a large homebuilder, sales and land development for the Trammel Crow Residential Group and public accounting with Ernst & Whinney. Mr. Landon received his undergraduate degree in accounting from Louisiana State University.

Robert G. Sarver, 44, has been a director since December 1996, and is the chairman and chief executive officer of Western Alliance Bancorporation, a director of Skywest Airlines, and the managing partner of the Phoenix Suns basketball team. He was the chairman and chief executive officer of California Bank & Trust from 1998 to 2001. From 1995 to 1998, he served as chairman of Grossmont Bank. In 1990, Mr. Sarver co-founded and currently serves as the executive director of Southwest Value Partners and Affiliates, a real estate investment company. Mr. Sarver founded the National Bank of Arizona and was its President until its acquisition by Zions Bancorporation in 1994. Mr. Sarver has been a certified public accountant.

Peter L. Ax, 47, has been a director since September 2000 and is the managing partner of Phoenix Capital Management, an investment banking and merchant banking firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., a publicly held consolidator and developer of coin-operated Laundromats. Previously, Mr. Ax served as head of the Private Equity Division and senior vice president of Lehman Brothers in New York. Mr. Ax is also on the board of directors of CashX, Inc. and Medit Marketing, Inc. and serves on the Advisory Board of Directors of Cascadia Capital, a Seattle based investment banking and merchant banking firm. Mr. Ax holds an M.B.A. from the Wharton School at the University of Pennsylvania and a law degree from the University of Arizona, and has been a certified public accountant. He has also been an accounting instructor at the Wharton School.

Gerald W. Haddock, 58, was appointed as a director in January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as President and CEO of Crescent Real Estate Equities, a diversified real estate investment trust. He is currently a Director and Audit Committee Chairman of ENSCO International, Inc., a leading global offshore oil and gas drilling service company, and a director of Cano Petroleum, Inc., a Ft. Worth-based producer of crude oil and natural gas that specializes in enhanced recovery technology. He also serves on the Board of Directors of the Baylor Foundation of Baylor University, on the Dean’s Strategic Council for the Graduate Tax Program at New York University and on the Board of Trustees of the M.D. Anderson Proton Therapy Education and Research Foundation.

DIRECTOR COMPENSATION

Non-employee directors receive an annual cash retainer of $50,000, plus expenses related to attending Board and Committee meetings, and an annual grant of stock options. Our lead director receives $55,000 annually in addition to his annual retainer. Non-employee directors receive no additional cash compensation for attending Board or Committee meetings. The following table summarizes the compensation we paid in 2005 to our non-employee directors.

Name	Fees earned or paid in cash ($)	Option Awards (#)(1)(2)
Peter L. Ax	$164,170	5,000
Robert G. Sarver(3)	$50,000	5,000
Raymond Oppel	$50,000	5,000
William G. Campbell	$50,000	5,000
Richard T. Burke(3)	$50,000	5,000
Gerald W. Haddock	$50,000	10,000
C. Timothy White(4)	$33,340	5,000

(1)          Non-employee director stock options vest in equal share increments on each of the first two anniversary dates of the date of grant and have an exercise price equal to the closing price of our common stock on the date of grant.

(2)          As of December 31, 2005, the outstanding number of options held by the non-employee directors was 45,000, 85,000, 35,000, 17,500, 15,000 and 10,000 for Messrs. Ax, Sarver, Oppel, Campbell, Burke and Haddock, respectively.

(3)          As part of reimbursing directors for out-of-pocket expenses incurred in attending Board and committee meetings, we reimburse certain directors for charter aircraft service. During 2005, we made reimbursements of approximately $80,500 and $8,400, to Messrs. Burke and Sarver, respectively.

(4)          Effective October 1, 2005, Mr. White joined the Company as Executive Vice President, General Counsel and Secretary and resigned his Board position shortly thereafter.

EXECUTIVE COMPENSATION

The following table summarizes the compensation we paid in 2005, 2004 and 2003 to our Co-CEOs and three other most highly compensated executive officers who were paid in excess of $100,000 in 2005.

Summary Compensation Table

Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus($)		All Other Compensation($) (5)	Securities Underlying Options (#) (3)

John R. Landon - Co-	2005	$925,000	$8,608,808		$180,403	50,000
Chairman and Co-Chief	2004	850,000	4,593,796		126,054	80,000
Executive Officer	2003	712,500	2,582,856		94,673	80,000

Steven J. Hilton - Co-	2005	$925,000	$8,608,808		$133,555	50,000
Chairman and Co-Chief	2004	850,000	4,593,796		93,474	80,000
Executive Officer	2003	712,500	2,582,856		61,192	80,000

Larry W. Seay – Executive	2005	$289,406	$2,086,964		$24,888	20,000
Vice President and Chief	2004	275,625	1,160,648	(1)	35,421	30,000
Financial Officer	2003	262,019	786,784	(2)	20,144	30,000

C. Timothy White – Executive	2005	$165,786	$350,000		$5,594	20,000
Vice President, General	2004	42,336	—		—	5,000
Counsel and Secretary (4)	2003	32,000	—		—	5,000

Richard T. Morgan – Vice	2005	$200,000	$200,000		$10,059	12,500
President and Treasurer	2004	175,000	222,000	(1)	9,462	20,000
	2003	165,000	180,000	(2)	9,200	20,000

(1)          Includes deferred compensation of $47,000 for each of Messrs. Seay and Morgan, payable in January 2008.

(2)          Includes deferred compensation of $46,000 for each of Messrs. Seay and Morgan, payable in January 2007.

(3)          The amounts for 2003 and 2004 are adjusted to reflect a 2-for-1 stock split that occurred in January 2005.

(4)          Effective October 1, 2005, Mr. White joined the Company as Executive Vice President, General Counsel and Secretary and resigned his Board position shortly thereafter. The amounts reflected for Mr. White for 2003 and 2004 represent annual retainer and stock option grants in connection with Mr. White’s service as a director of the Company. The amounts reflected for Mr. White for 2005 include $33,340 representing his 2005 director retainer and 5,000 director stock options.

(5)          These amounts represent matching contributions by us to the officers’ accounts under the 401(k) plan, group medical, long-term disability and life insurance plan premiums and vehicle and other allowances (including personal use of fractionally-owned company aircraft and third party charter aircraft services) paid by us as follows:

Name	Year	401(k) Match	Group, Long-Term Disability And Life Insurance	Vehicle and Other Travel Allowance (1)	Total Other Compensation
John R. Landon	2005	$5,040	$54,089	$121,274	$180,403
	2004	4,560	51,404	70,090	126,054
	2003	3,125	74,445	17,103	94,673

Steven J. Hilton	2005	$5,040	$26,242	$102,273	$133,555
	2004	4,920	36,109	52,445	93,474
	2003	3,553	25,595	32,044	61,192

Larry W. Seay	2005	$3,440	$7,046	$14,400	$24,888
	2004	4,920	15,340	15,161	35,421
	2003	3,408	4,436	12,300	20,144

C. Timothy White	2005	$—	$1,994	$3,600	$5,594
	2004	—	—	—	—
	2003	—	—	—	—

Richard T. Morgan	2005	$5,040	$5,019	$—	$10,059
	2004	5,290	4,172	—	9,462
	2003	2,715	6,485	—	9,200

(1)          Includes personal use of fractionally-owned company aircraft and third party charter aircraft services valued at $103,144 and $61,758 for Messrs. Landon and Hilton, respectively. In addition, in 2003, 2004 and 2005, we chartered aircraft services from companies in which Messrs. Landon and Hilton have a significant ownership interest. The total amounts paid for the charter services were approximately $234,000, $246,000 and $202,000 for 2005, 2004 and 2003, respectively, on behalf of Mr. Hilton and $614,000, $0 and $0 for 2005, 2004 and 2003, respectively, on behalf of Mr. Landon. Other than the amounts reflected as compensation in the above table, these charter services are utilized for executive travel relating to official company business by Messrs. Landon, Hilton and other Company directors, executives and professional advisors.

Option Grants in 2005

The following table lists stock options granted in 2005 to the officers named in the Summary Compensation Table above. The amounts shown as potential realizable values rely on arbitrarily assumed share price appreciation rates prescribed by the SEC over the five- or seven-year term of the options. In assessing those values, please note that the ultimate value of the options depends on actual future share values. The values set forth below do not reflect management’s assessment of our future stock price performance and are not intended to indicate our assessment of the value of the options.

	Individual Grants				Potential Realizable Value
	Number Of	Percent of			At Assumed Annual Rates
	Shares	Total Options			Of Stock Price
	Underlying	Granted to	Exercise Of		Appreciation
	Options	Employees	Base Price	Expiration	For Option Term
Name	Granted (#)	In 2005	($/Sh)	Date	5% ($)	10% ($)

John R. Landon	50,000	9.0%	58.62	3/22/12	1,193,211	2,780,690
Steven J. Hilton	50,000	9.0%	58.62	3/22/12	1,193,211	2,780,690
Larry W. Seay	20,000	3.6%	58.62	3/22/12	477,285	1,112,276
C. Timothy White	5,000	n/a	58.62	3/22/12	119,321	278,069
C. Timothy White	15,000	2.7%	74.30	8/28/12	453,713	1,057,345
Richard T. Morgan	10,000	1.8%	58.62	3/22/12	238,642	556,138
Richard T. Morgan	2,500	0.5%	61.28	4/10/12	62,368	145,343

No options were granted at a below-market price in 2005, and we do not have a stock appreciation rights program. The 5,000 share option grant to Mr. White was granted pursuant to his service as a director.

Aggregated Option Exercises in 2005 and 2005 Year-End Option Values

The following table lists the number of shares acquired and the value realized as a result of options exercised during 2005 for the listed officers. The table contains values for “in the money” options, which are those with a positive spread between the exercise price and the December 31, 2005 share price of $62.92. The values are the difference between the year-end price per share and the exercise price per share, multiplied by the number of applicable shares subject to options that are in the money. These values may never be realized. The options may never be exercised, and the value, if any, will depend on the share price on the exercise date.

	Shares Acquired On	Value	Number Of Securities Underlying Unexercised Options At December 31, 2005 (#)		Value of Unexercised In- The-Money Options At December 31, 2005 ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Landon	44,800	2,299,920	292,000	194,000	14,877,672	5,868,022
Steven J. Hilton	134,800	8,337,430	192,000	194,000	9,379,472	5,868,022
Larry W. Seay	33,916	2,284,125	60,884	89,600	2,924,113	3,081,698
C. Timothy White	17,500	1,319,747	57,500	25,000	3,065,803	179,550
Richard T. Morgan	36,400	2,307,657	26,800	59,300	1,251,554	2,066,514

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The following Report of the Executive Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

It is the duty of the Executive Compensation Committee to review and determine the salaries and bonuses of Meritage’s Co-CEOs, and to establish general compensation policies for its executive officers. The Committee believes that the compensation programs for each Co-CEO and Meritage’s other executive officers should support the goals and values of the Company and reflect the Company’s performance and the value created for its stockholders.

General Compensation Policy and Philosophy. The Company’s philosophy is to provide its executive officers with compensation that is based on their individual performances, the financial performance of Meritage and the value of the Company’s stock. Compensation is generally comprised of:

•                  a base salary,

•                  performance bonuses designed to reward achievement of stated financial goals, and

•                  stock-based incentives designed to tie the executive officer’s overall compensation to the interests of Meritage’s stockholders by providing rewards to executives if stockholders benefit from stock price appreciation.

The Executive Compensation Committee attempts to set executive compensation at levels that are competitive within the industry. The Company’s basic philosophy is to set salaries at a competitive level and provide executives with the opportunity to earn bonuses if:

•                  the financial goals set by the Board of Directors are met, and

•                  the Company’s performance meets certain peer group parameters.

Periodically, we engage outside consultants to evaluate our compensation programs and we perform internally prepared analyses of executive compensation as compared to publicly available information for other homebuilders. During 2002, the Executive Compensation Committee commissioned a global consulting firm to conduct a study of the Company’s executive compensation. Following this study, we entered into employment agreements with John R. Landon and Steven J. Hilton, Meritage’s Co-CEO’s. These employment agreements, which will expire at the end of this year (having been extended for one year), are described in the following section.

In 2006, the Executive Compensation Committee intends to reevaluate the compensation programs for our Co-CEOs and other senior executives, with the assistance of outside consultants.

CEO Compensation. Meritage’s Co-CEOs, John R. Landon and Steven J. Hilton, were compensated in 2005 pursuant to their employment agreements. These employment agreements provide for a base salary, a bonus based on company performance, stock options, and other customary executive benefits. A substantial portion of our Co-CEO’s compensation is performance-based, to align their goals and efforts with the interests of our stockholders.

Salary. Our Co-CEOs were each paid a base salary of $925,000 in 2005.

Options. Under their employment agreements, in 2005 our Co-CEOs were each granted options to acquire 40,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant. The Executive Compensation Committee approved additional option grants in 2005 to each Co-CEOs of 10,000 shares of our common stock. The exercise price was also the closing price of our common stock on the date of grant.

Performance-Based Bonus. For 2005, the Executive Compensation Committee approved performance-based bonuses for each Co-CEO based on the parameters and formula reflected in their employment agreements and The

Meritage Homes Corporation Incentive Plan, which was adopted by the Board and approved by stockholders in 2001 (the “2001 Plan”). The 2001 Plan provides for annual incentive awards to certain of our key executives subject to an aggregate maximum amount of $3,000,000 per executive. In determining awards to be made under the 2001 Plan, the Executive Compensation Committee can design bonus programs based on a variety of performance criteria.

For 2005, the Committee approved bonus award programs for each Co-CEO equal to:

•                  .825% of EBITDA (before consideration of bonuses to certain executive officers and one-time financing charges), provided that the Company’s return on assets was in the top half of public homebuilders having revenues of $500 million or more, and

•                  an additional .825% of EBITDA (before consideration of bonuses to certain executive officers and one-time financing charges) provided that the Company’s return on equity was in the top half of these builders.

During 2005, Meritage’s return on assets and return on equity was in the top half of our homebuilder peer group and each of our Co-CEOs qualified for the maximum performance-based plan bonus of $3,000,000. In addition, because of the factors outlined below, the Committee approved an additional discretionary bonus of $5,606,808 for each Co-CEO resulting in total performance-based bonuses for each Co-CEO of $8,606,808, as contemplated by the formulas set forth above.

Other Benefits. We also provided to our Co-CEOs other benefits consistent with our normal executive employment arrangements and our Co-CEOs’ existing employment agreements. These benefits are detailed in the Summary Compensation Table included in this proxy and in 2005 totaled less than $185,000 for each of our Co-CEOs.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each executive officer named in this Proxy Statement. The $1 million limitation generally does not apply to compensation that is pursuant to a performance-based plan approved by stockholders. Our general policy is to comply with the requirements of Section 162(m) and maintain deductibility for all executive compensation, although we reserve the right, as do most public companies, to make non-deductible payments where we determine it is in the best interests of Meritage and its stockholders.

During 2005, the discretionary component of the performance-based incentive compensation paid to our Co-CEOs did not qualify for deductibility under Section 162(m) of the Code. The Executive Compensation Committee concluded that the payment of bonuses in addition to that provided under the 2001 Plan was fully justified, based on a number of factors, including the following:

•                  In 2005, Meritage set revenue, earnings and stock price records.

•                  The Executive Compensation Committee surveyed executive compensation levels reported by other public homebuilders and determined that the compensation paid to our Co-CEO’s was well within the range established by our competitors.

•                  Since 2001, when the 2001 Plan cap was established, we have changed dramatically as a company including:

•                  our revenues have increased from $744 million to over $3 billion,

•                  our net earnings have increased from $51 million to $256 million and

•                  our stock price has increased from $9.31 as of January 1, 2001 to $62.92 as of January 1, 2006.

The 2001 Plan has been replaced by the 2006 Plan described in Proposal No. 4, which plan includes a flexible cap that should facilitate the tax deductibility of bonuses in the foreseeable future.

Raymond Oppel – Chairman

Peter L. Ax

William G. Campbell

Gerald Haddock

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

In 2003, the Executive Compensation Committee approved employment agreements with John R. Landon and Steven J. Hilton, the Company’s Co-CEOs.

General Provisions. The employment agreements were entered into in 2003 and were scheduled to expire on December 31, 2005 but were automatically extended to December 31, 2006 pursuant to a one-year renewal option. The agreements provide for an annual base salary of $1,017,500 commencing January 1, 2006, an annual performance-based bonus, stock options and other benefits.

Performance-Based Bonus. Subject to approval by the stockholders of the 2006 Annual Incentive Plan, our Co-CEOs are entitled to a performance-based bonus if they meet or exceed certain defined performance criteria. The performance-based criteria approved by the Executive Compensation Committee for Messrs. Landon and Hilton for the performance period (fiscal 2006) is a bonus equal to .825% of EBITDA (before consideration of bonuses to certain executive officers and one-time financing charges) if the Company’s return on assets is in the top half of public homebuilders having revenues of $500 million or more per year, and an additional .825% of EBITDA if the Company’s return on equity is in the top half of these public builders. If either measurement falls within the 33% to 49% percentile, the bonus shall be .5363% of EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there will not be any formula bonus paid with respect to such measurement.

Stock Options. The employment agreements provide for an annual grant to each Co-CEO of options to acquire 40,000 shares of Meritage common stock. The options vest over five years and the exercise price is equal to the fair market value on the date of grant, or if the options are incentive stock options, 110% of the fair market value of the date of grant.

Other Benefits. The agreements also entitle Mr. Landon and Mr. Hilton to participate in fringe and other benefits that are regularly provided by Meritage to its senior management, such as health and long-term disability insurance and paid vacation. In addition, the agreements provide Messrs. Landon and Hilton with:

•                  payments to purchase additional life insurance coverage and disability insurance coverage,

•                  a supplemental savings plan enabling deferred compensation in excess of current 401(k) limitations,

•                  supplemental retirement benefits, and

•                  charter aircraft services and the use of a Company car.

Non-Compete and Severance Provisions. The employment agreements contain non-compete provisions restricting Messrs. Landon and Hilton from engaging in the homebuilding and home sales business (subject to certain defined exceptions), hiring Meritage’s employees, and soliciting its customers and suppliers for a competing business or otherwise attempting to induce any customer or supplier to discontinue or materially modify its relationship with Meritage. The non-compete and non-solicitation provisions of Messrs. Landon’s and Hilton’s employment agreements continue for two years from their respective dates of termination.

If Mr. Landon or Mr. Hilton voluntarily terminates his employment with the Company for any reason or if the Company discharges him without cause, the Company will be obligated to pay:

•                  $10 million, in equal monthly installments over a period of two years, which payment represents consideration for consulting, severance and non-competition, and

•                  where the Company discharges him without cause during the last three months of the Company’s fiscal year, a pro rata bonus based on the Company’s performance for that fiscal year.

In addition, in the event the Company discharges either Mr. Landon or Mr. Hilton without cause, any options granted to him after July 1, 2003 shall vest in full.

If Mr. Landon’s or Mr. Hilton’s employment is terminated by the Company for cause, the Company will be obligated to pay his base salary through the date of termination, but no severance payment or other bonus will otherwise be payable.

Messrs. Landon and Hilton also have stock options that were granted prior to July 1, 2003 that include certain acceleration provisions. If the Company discharges Mr. Landon or Mr. Hilton without cause, or they resign for good reason, they may exercise any stock options granted prior to the new employment agreements to the extent already vested or to the extent they vest within three months of termination.

The Company also has an employment agreement with Larry W. Seay, its Chief Financial Officer, which was due to expire on December 31, 2005, but was automatically extended to December 31, 2006 pursuant to a one-year renewal option. Mr. Seay’s agreement provides for a base salary of approximately $303,877 and an annual bonus based on the achievement of specific performance objectives. Subject to approval by the stockholders of the 2006 Annual Incentive Plan, Mr. Seay is entitled to a performance-based incentive bonus for the performance period (fiscal 2006) equal to .20% of EBITDA (before consideration of bonuses to certain executive officers and one-time financing charges) if the Company’s return on assets is in the top half of public homebuilders having revenues of $500 million or more per year, and an additional .20% of EBITDA if the Company’s return on equity is in the top half of these public builders. If either measurement falls within the 33% to 49% percentile, the bonus shall be .13% of EBITDA for the applicable measurement. If either measurement falls below the 33% threshold, then there will not be any formula bonus paid with respect to such measurement. Mr. Seay will also receive an annual option grant to acquire 12,500 shares of common stock at an exercise price equal to the fair market value on the date of grant. In addition, Mr. Seay is entitled to a $1,200 per month automobile allowance. If Mr. Seay is terminated without cause or he terminates his employment for good reason, he will be entitled to receive:

•                  100% of his base salary and 100% of his average bonus for the previous two fiscal years, which payment represents consideration for consulting, severance and non-competition, and

•                  where the Company discharges him without cause during the last three months of the Company’s fiscal year, a pro rata bonus based on the Company’s performance for that fiscal year.

If Mr. Seay’s employment is terminated as a result of his death or disability, the Company will pay a pro rated amount of his bonus for the year. In addition, upon such a termination, Mr. Seay’s options shall accelerate and become vested and he or his estate will have a period of one year to exercise such options. If Mr. Seay terminates his employment without good reason or the Company discharges him for cause, then the Company will be obligated to pay his base salary through the date of termination, but no severance payment or bonus will otherwise be payable. The non-compete provisions of Mr. Seay’s employment agreement last six months from his date of termination and the non-solicitation provisions last one year from his date of termination.

The Company also has an employment agreement with C. Timothy White, its Executive Vice President and General Counsel, which will expire on December 31, 2007, subject to automatic one year renewal options. The agreement provides for a base salary of $500,000 with an increase of 5% on January 1, 2007 and January 1 of any renewal term. Subject to approval by the stockholders of the 2006 Annual Incentive Plan, Mr. White is entitled to a performance based incentive compensation bonus for each of the next two performance periods (fiscal 2006 and fiscal 2007) equal to .1125% of EBITDA (before consideration of bonuses to certain executive officers and one-time financing charges). Mr. White will also receive an annual option grant to acquire 15,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. In addition, Mr. White is entitled to a $1,200 per month automobile allowance and $3 million of term life insurance coverage.

If Mr. White resigns with good reason (as defined in the employment agreement) or is terminated without cause by the Company, he will be entitled to receive:

•                  his base salary through the date of termination;

•                  any unpaid bonus from the previous year plus a pro rated amount of his bonus during the year of termination;

•                  a severance payment equal to 200% of his base salary and bonus for the previous fiscal year;

•                  COBRA premiums for so long as COBRA is required to be offered to law; and

•                  immediate vesting of all previously granted options.

The payment of the severance payment is conditioned on Mr. White agreeing to a six month non-compete agreement and a one year non-solicitation agreement.

If Mr. White voluntarily terminates his employment without good reason or is terminated for cause (as defined in the agreement) by the Company, he will be entitled to receive:

•                  his base salary through the date of termination;

•                  any unpaid bonus from the previous year plus a pro rated amount of his bonus during the year of termination; and

•                  COBRA premiums for so long as COBRA is required to be offered to law.

Change of Control Arrangements

We have severance agreements with Messrs. Landon, Hilton, Seay, White and Morgan. Under these severance agreements, each of Messrs. Landon, Hilton and Seay is entitled to a severance payment if his employment is terminated by us without cause within 90 days prior to, or within two years following, a change of control event. In the case of Mr. White, he is entitled to receive a severance payment if his employment is terminated by us without cause within 150 days prior to, or within two years following, a change of control. In the case of Mr. Morgan, he is entitled to receive a severance payment if his employment is terminated by us without cause within two years following a change of control event. In addition, the executive officer is entitled to the severance payment if he terminates his employment for good reason within two years following a change in control event. The severance payment equals:

•                  for Messrs. Landon and Hilton, the sum of (i) three times the higher of (x) his annual base salary on the date of termination of employment, or (y) his annual base salary on the date preceding the change of control and (ii) three times the highest of the following (x) his average incentive compensation for the two years prior to the termination of his employment, (y) his incentive compensation for the year preceding the year in which the change of control occurred or (z) the incentive compensation he would have been entitled if the year were to end on the day on which the change of control occurs (based on performance up to that date);

•                  for Mr. Seay, the sum of (i) two times the higher of (x) his annual base salary on the date of termination of employment, or (y) his annual base salary on the date preceding the change of control and (ii) two times the highest of the following (x) his average incentive compensation for the two years prior to the termination of his employment, (y) his incentive compensation for the year preceding the year in which the change of control occurred or (z) the incentive compensation he would have been entitled if the year were to end on the day on which the change of control occurs (based on performance up to that date);

•                  for Mr. White, the lesser of (i) two times his annual base salary and two times his bonus compensation on the date of termination (which is defined to equal the incentive compensation he would have been entitled if the year were to end on the day on which the change of control occurred, based on performance up to that date) or (ii) $2,500,000; and

•                  for Mr. Morgan, the sum of (i) one times the higher of (x) his annual base salary on the date of termination of employment, or (y) his annual base salary on the date preceding the change of control and (ii) one times the average of the higher of (x) his incentive compensation for the two years prior to the termination of his employment, or (y) his incentive compensation on the date preceding the change in control.

In addition, each executive will receive continuation of insurance benefits for a period of 24 months following termination of employment and immediate acceleration and vesting of all his stock options.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

It is the duty of the Audit Committee to provide independent, objective oversight of Meritage’s accounting functions and internal controls. The Audit Committee is composed of independent directors as defined by the applicable SEC rules and NYSE listing standards. The Audit Committee acts under a written charter that sets forth the audit related functions the committee is to perform, a copy of which is located on our website at www.meritagehomes.com. The functions of the Audit Committee are to:

•                  serve as an independent and objective party to monitor Meritage’s financial reporting process and internal controls,

•                  review and appraise the audit efforts of Meritage’s independent registered public accounting firm, and

•                  provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, and the Board of Directors.

The Audit Committee meets with management periodically to consider the adequacy of Meritage’s internal controls and the objectivity of its financial reporting. We discuss these matters with our independent registered public accounting firm and with appropriate company financial personnel. We regularly meet privately with the independent registered public accounting firm, which has unrestricted access to the Committee. We also recommend to the Board the appointment of the independent registered public accounting firm and review periodically their performance and independence from management. We have considered the provision of additional services by our independent registered public accounting firm and believe that the provision of such additional services does not adversely impact their independence.

Although the Committee reviews Meritage’s financing plans and reports recommendations to the full Board for approval, management has primary responsibility for our financial statements and the overall reporting process, including the Company’s internal controls. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the financial position, results of operations and cash flows of Meritage in conformity with accounting principles generally accepted in the United States of America and discusses with us any issues they believe should be raised with us.

We have reviewed Meritage’s audited consolidated financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We have received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items related to that firm’s independence from Meritage. We also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees, as amended). Based on these reviews and discussions, we recommended to the Board that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Peter L. Ax - Chairman

Raymond Oppel

William G. Campbell

Richard T. Burke, Sr.

PERFORMANCE GRAPH

The following Performance Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information.

The chart below graphs our performance in the form of cumulative total return to stockholders for the past five years. Our total return is compared to that of the Standard & Poor’s 500 Index, the S&P Small Cap 600 Index, which we are a member of, and the peer group reported in our last Proxy Statement.

The comparison assumes $100 was invested on December 31, 2000 in Meritage common stock and in each of the other indices and assumes reinvestment of dividends.

	As of December 31,
	2000	2001	2002	2003	2004	2005
Meritage Homes Corporation	$100	$138	$181	$356	$605	$676
Peer Group(1)	100	161	168	369	465	496
S&P 500	100	87	67	84	92	95
S&P Small Cap 600	100	106	90	123	150	160

(1)          The Peer Group consists of the following companies:  Beazer Homes USA, Inc., Hovnanian Enterprises, Inc., MDC Holdings, Inc., Ryland Group, Inc., Toll Brothers, Inc., Standard Pacific Corporation, Technical Olympic USA, Inc., M/I Schottenstein Homes, Inc., WCI Communities, Inc. and William Lyon Homes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) under Section 16(a).

SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2005 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have transacted business with related or affiliated companies and with certain officers and directors of the Company. We believe that the terms and fees negotiated for all transactions listed below are no less favorable than those that could be negotiated in arm’s length transactions.

Since 1997, we have leased office space in Plano, Texas from Home Financial Services, a Texas partnership owned by John Landon, our co-chief executive officer, and his wife. The lease expires in March 2009 and currently provides for an annual rent in 2006 of $254,553 and an annual escalator of 5% thereafter. Rents paid to the partnership were approximately $268,000, $255,000 and $242,000 in 2005, 2004 and 2003, respectively. The office rent is included within general and administrative expenses on our consolidated statements of earnings.

We paid legal fees of approximately $1,643,000, $783,000 and $1,032,000 to law firms in 2005, 2004 and 2003, respectively, of which C. Timothy White was a partner. Mr. White served on our board of directors until October 1, 2005, at which time he joined the Company as our General Counsel. Of these fees, approximately $1,136,000, $722,000 and $892,000 were real estate project related and capitalized to real estate on our balance sheet in 2005, 2004 and 2003, respectively. The remaining amounts are recorded within general and administrative expenses on our consolidated statements of earnings.

In 2004, we contracted with a landbanker to acquire property in the Tucson, Arizona area for $4.6 million. Robert Sarver, one of our directors, has a 3.8% ownership interest in the entity that sold this property to the landbanker. During 2005, we had purchases totaling approximately $1.2 million from the landbanker related to this property. In addition, we made purchases of approximately $64,800 directly from the entity in which Mr. Sarver has the ownership interest. We expect to complete the full acquisition of this property during fiscal 2007.

In connection with the Company’s acquisition of Hancock Homes in 2001, the Company assumed an existing advertising/sponsorship agreement with the National Basketball Association’s Phoenix Suns organization. In 2004, one of our directors, Robert Sarver, became the managing partner of the Phoenix Suns, and our Co-CEOs, Steven Hilton and John Landon, became minority owners of the team. In 2005 and 2004, we paid approximately $392,000 and $250,000, respectively, in advertising/sponsorship costs related to the agreement. These amounts are recorded as general and administrative expenses on our consolidated statement of earnings.

During 2005, Richard T. Morgan, the Company’s Vice President and Treasurer, purchased from the Company a new home for $384,612. The purchase by Mr. Morgan was pursuant to Meritage’s home purchase program, which is generally available to all employees.

INDEPENDENT AUDITORS

Deloitte & Touche LLP serves as our principal independent registered public accounting firm. We expect representatives of Deloitte & Touche LLP to be present at our Annual Meeting to respond to appropriate questions, and they will be given an opportunity to make a statement if they wish to.

The following table presents fees for professional accounting services rendered by our principal accountant for the audit of our annual financial statements for 2005 and 2004, and fees billed for other services rendered.

	2005	2004
Audit fees (1)	$1,493,171	$1,451,866
Audit-related fees (2)	71,475	18,600
Audit and audit-related fees	1,564,646	1,470,466
Tax fees (3)	83,350	201,797
Total fees	$1,647,996	$1,672,263

(1)          Audit fees consisted principally of fees for audit and review services, services related to various SEC filings and related research and the 2005 and 2004 senior note offerings. Audit fees in 2005 and 2004 include $775,741 and $907,843 of fees for audit services related to Management’s Annual Report on Internal Control over Financial Reporting.

(2)          Audit-related fees consisted of fees related to the audit of our 401(k) Plan and financial accounting and reporting consultations.

(3)          Tax fees consisted of fees for income tax consulting and tax (including state and local tax procurement) compliance, including preparation of original and amended state and federal income tax returns, refund claims, and IRS tax audit assistance.

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm. All 2005 and 2004 non-audit services listed above were pre-approved.

In June 2004, the Audit Committee of the Board of Directors of the Company approved the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2004, and the dismissal of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm. This action followed the decision by the Board of Directors of the Company on June 9, 2004, to accept the Audit Committee’s recommendation to change the Company’s auditors for the Company’s fiscal year ending December 31, 2004, effective upon selection of an alternative accounting firm, and to delegate to the Audit Committee the responsibility of selecting the Company’s auditors for such period from the accounting firms recommended by the Audit Committee to the Board of Directors.

KPMG’s audit reports on the Company’s financial statements for the year ended December 31, 2003, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports contained an explanatory paragraph stating that the Company changed its method of accounting for goodwill in 2002.

During the Company’s fiscal years ended December 31, 2002 and 2003, respectively, and the subsequent interim period through June 15, 2004:

•                  No reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) occurred (except as noted below).

•                  The Company did not consult with Deloitte & Touche regarding any of the matters or events described in Item 304(a)(2)(i) and (ii) of Regulation S-K, although we did discuss with Deloitte & Touche (and other firms we interviewed) a number of issues pertaining to their expertise in the homebuilding industry, including their experience in implementing FIN 46R. The Company did not, however, discuss any particular transaction or the type of audit report that they might issue on our financial statements.

During the Company’s fiscal years ended December 31, 2002 and 2003, respectively, and the subsequent interim period through June 15, 2004, the Company does not believe that there were any disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report. However, we note the following:

During the first part of 2004, the Company (including its Audit Committee) and KPMG discussed the implementation of the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”). The Company and KPMG had several discussions at varying levels within KPMG about its interpretations of FIN 46R.

In connection with the Company’s audit for the year ended December 31, 2003, KPMG confirmed to the Company’s Audit Committee, in writing, that there were no disagreements with management on financial accounting and reporting matters that, if not satisfactorily resolved, would have caused a modification of its report on the Company’s consolidated financial statements. In addition, KPMG did not raise any disagreement with respect to the Company’s Form 10-Q for the quarter ended March 31, 2004, which it reviewed in accordance with SAS 100.

On June 21, 2004, approximately one week after the Company terminated KPMG, KPMG advised the Company that, in its view, the termination of its services, and cessation of discussions over certain issues that were under discussion with the Company at the time, resulted in a reportable disagreement. Specifically, those issues pertain to information about entity formation, the absorption of expected losses and residual returns that a registrant must obtain in order to enable it to perform appropriate evaluations under FIN 46R. To date, the Company believes that it has implemented FIN 46R in accordance with KPMG’s interpretations.

The Company’s Audit Committee has discussed with KPMG the subject matter relating to the Company’s adoption and implementation of FIN 46R, including the informational requirements necessary to enable the Company to perform appropriate evaluations. The Company authorized KPMG to respond fully to the inquiries of Deloitte & Touche concerning all matters involving the Company, including our adoption and implementation of FIN 46R.

STOCKHOLDER PROPOSALS

The Board of Directors and Nominating/Governance Committee will consider nominations from stockholders for the class of directors whose terms expire at the year 2007 Annual Meeting. Nominations must be made in writing to our Secretary, received at least 90 days prior to the 2007 Annual Meeting, and contain sufficient background information concerning the nominee’s qualifications. Our Corporate Secretary must receive any other stockholder proposals for the 2007 Annual Meeting by December 15, 2006 to be considered for inclusion in our 2007 Proxy Statement. Proposals to be presented at the 2007 Annual Meeting that are not intended for inclusion in the Proxy Statement must be submitted in accordance with our Bylaws. A nomination or other proposal will be disregarded if it does not comply with the above procedures.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their discretion.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

We are offering our stockholders the opportunity to consent to receiving our future proxy materials and annual reports electronically by providing the appropriate information when voting via the Internet. Electronic delivery could save us a significant portion of the costs associated with printing and mailing annual meeting materials, and we hope that our stockholders find this service convenient and useful. If you consent and Meritage elects to deliver future proxy materials and/or annual reports to you electronically, then we will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. We may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com if you hold shares at a brokerage firm or bank participating in the ADP program, or by contacting Mellon Investor Services if you hold shares in your own name.

By consenting to electronic delivery, you are stating to Meritage that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

Meritage Homes Corporation

C. Timothy White
Executive Vice President, General Counsel and Secretary
April 10, 2006

Appendix A

PROPOSED AMENDMENT TO CHARTER

Article V(a) of the charter of the Corporation is hereby amended to read as follows:

“(a)  The total number of shares of stock of all classes which the Corporation has authority to issue is one hundred million (125,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in aggregate par value of One Million Two-Hundred Fifty Thousand Dollars ($1,250,000). All of the authorized shares are classified as Common Stock of the same class (“Common Stock”).”

Appendix B

MERITAGE HOMES CORPORATION

2006 STOCK INCENTIVE PLAN

EFFECTIVE DATE:  MAY 17, 2006

APPROVED BY STOCKHOLDERS:  MAY 17, 2006

TERMINATION DATE:  MAY 16, 2016

ARTICLE 1
PURPOSE

1.1                                 GENERAL.   The purpose of the Meritage Homes Corporation 2006 Stock Incentive Plan (the “Plan”) is to promote the success and enhance the value of Meritage Homes Corporation (the “Company”) by linking the personal interests of the members of the Board, employees, officers, executives, consultants and advisors to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Board members, employees, officers, executives, consultants and advisors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2
EFFECTIVE AND EXPIRATION DATE

2.1                                 EFFECTIVE DATE.   The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”).

2.2                                 EXPIRATION DATE.   The Plan will expire on, and no Award may be granted under the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the Award Agreement.

ARTICLE 3
DEFINITIONS AND CONSTRUCTION

3.1                                 DEFINITIONS.   The following words and phrases shall have the following meanings:

(a)                                  “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share Award, or Performance-Based Award granted to a Participant under the Plan.

(b)                                 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Cause” means and will exist in the following circumstances in which the Participant:  (i) is convicted of a felony, (ii) engages in any fraudulent or other dishonest act to the detriment of the Company, (iii) fails to report for work on a regular basis, except for periods of authorized absence or bona fide illness, (iv) misappropriates trade secrets, customer lists, or other proprietary information belonging to the Company for his or her own benefit or for the benefit of a competitor, (v) engages in any willful misconduct designed to harm the Company or its stockholders, or (vi) fails to perform properly his or her assigned duties.

(e)                                  “Change of Control” means and includes each of the following:

(1)                                  A sale, transfer, or other disposition by the Company through a single transaction or a series of transactions of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Exchange Act). For purposes of this definition, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company; or

(2)                                  A sale, transfer, or other disposition through a single transaction or a series of related transactions of all or substantially all of the assets of the Company to an Unrelated Person or Unrelated Persons acting in concert with one another; or

(3)                                  Any consolidation or merger of the Company with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of the Company immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities.

(f)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(g)                                 “Committee” means the committee of the Board described in Section 4.1.

(h)                                 “Covered Employee” means an employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(i)                                     “Disability” means, for purposes of this Plan, that the Participant qualifies to receive long term disability payments under the Company’s long term disability insurance program, as it may be amended from time to time.

(j)                                     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)                                  “Fair Market Value” means, as of any given date, the fair market value of Stock on a particular date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any date shall be the closing price for the Stock as reported on the New York Stock Exchange (or on any national securities exchange on which the Stock is then listed) for that date or, if no such prices are reported for that date, the average of the high and low trading prices on the next preceding date for which such prices were reported.

(l)                                     “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

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(m)                               “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

(n)                                 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(o)                                 “Option” means a right granted to a Participant pursuant to Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(p)                                 “Participant” means a person who, as a member of the Board, employee, officer, or executive of, or consultant or advisor to, the Company or any Subsidiary, has been granted an Award pursuant to the Plan.

(q)                                 “Performance-Based Awards” means the Performance Share Awards and Restricted Stock Awards granted to select Covered Employees pursuant to Articles 9 and 10, respectively, but which are subject to the terms and conditions set forth in Article 11. All Performance-Based Awards are intended to qualify as “performance-based compensation” pursuant to Section 162(m) of the Code.

(r)                                    “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following:  pre- or after-tax net earnings, earnings before interest expense (including interest amortized to cost of sales) and income taxes (“EBIT”), earnings before interest expense (including interest amortized to cost of sales), income taxes, depreciation and amortization (“EBITDA”), revenue growth, operating income, operating cash flow, return on net assets, return on shareholders’ equity, return on assets, return on capital, share price growth, shareholder returns, gross or net profit margin, earnings per share, price per share, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(s)                                  “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(t)                                    “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

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(u)                                 “Performance Share Award” means a right granted to a Participant pursuant to Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(v)                                 “Plan” means this Meritage Homes Corporation 2006 Stock Incentive Plan, as amended.

(w)                               “Restricted Stock Award” means Stock granted to a Participant pursuant to Article 10 that is subject to certain restrictions and to risk of forfeiture.

(x)                                   “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 13.

(y)                                 “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive the appreciation on Stock.

(z)                                   “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 4
ADMINISTRATION

4.1                                 COMMITTEE.   The Plan shall be administered by the Executive Compensation Committee of the Board. The Committee (or subcommittee thereof) shall consist of at least two individuals, each of whom qualifies as (i) a Non-Employee Director, and (ii) an “outside director” pursuant to Section 162(m) of the Code and the regulations issued thereunder.

4.2                                 ACTION BY THE COMMITTEE.   A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent registered public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3                                 AUTHORITY OF COMMITTEE.   Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a)                                  designate Participants to receive Awards;

(b)                                 determine the type or types of Awards to be granted to each Participant;

(c)                                  determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d)                                 determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee

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shall not (i) have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards, or (ii) take any action or fail to take any action with respect to the operation of the Plan that would cause all or part of the payment under any Award to be subject to the additional tax under Section 409A of the Code;

(e)                                  determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)                                    prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)                                 decide all other matters that must be determined in connection with an Award;

(h)                                 establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)                                     interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j)                                     make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

4.4                                 DECISIONS BINDING.   The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1                                 NUMBER OF SHARES.   Subject to adjustment provided in Article 13, the aggregate number of shares of Stock reserved and available for grant pursuant to the Plan shall be 700,000, plus (i) the number of shares of Stock available for grant pursuant to the Meritage Homes Corporation Stock Option Plan (“Prior Plan”) as of the Effective Date, and (ii) the number of shares of Stock that were previously granted pursuant to the Prior Plan and that either terminate, expire, or lapse for any reason after the Effective Date. Any shares of Stock issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the shares available for grant pursuant to the previous sentence as 1.38 shares for every one share issued in connection with such Award or by which the Award is valued by reference. Notwithstanding the above, the maximum number of shares of Stock that may be awarded as Incentive Stock Options under the Plan is 1,200,000.

5.2                                 LAPSED OR ASSUMED AWARDS.   To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award pursuant to the Plan. Additionally, to the maximum extent permitted by applicable law or any securities exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. However, for avoidance of doubt, the exercise of a stock-settled SAR or net-cashless exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance hereunder by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of

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shares of Stock will be issued upon such an exercise. Also, shares of Stock tendered to pay the exercise price of an Option or to satisfy a tax withholding obligation arising in connection with an Award will not become available for grant or sale under the Plan.

5.3                                 STOCK DISTRIBUTED.   Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4                                 LIMITATION ON NUMBER OF SHARES SUBJECT TO AWARDS.   Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Article 13, the maximum number of shares (counted, as described in Section 5.1 above, as 1.38 shares awarded for every one share issued in connection with such Award or by which the Award is valued by reference) of Stock with respect to one or more Awards that may be granted to any one Participant during a calendar shall be 100,000.

ARTICLE 6
ELIGIBILITY AND PARTICIPATION

6.1                                 ELIGIBILITY.

(a)                                  General.   Persons eligible to participate in this Plan include all members of the Board, employees, officers, and executives of, and consultants and advisors providing services to, the Company or a Subsidiary, as determined by the Committee.

(b)                                 Foreign Participants.   In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Article 5 of the Plan.

6.2                                 ACTUAL PARTICIPATION.   Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

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ARTICLE 7
STOCK OPTIONS

7.1                                 GENERAL.   The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)                                  Exercise Price.   The exercise price per share of Stock pursuant to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that the exercise price for any Option shall not be less than the Fair Market Value as of the date of grant.

(b)                                 Time and Conditions of Exercise.   The Committee shall determine the time or times at which an Option may be exercised in whole or in part provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Unless otherwise provided in an Award Agreement, an Option will lapse immediately if a Participant’s employment is terminated for Cause.

(c)                                  Payment.   The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock held for longer than six months (through actual tender or by attestation), or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(d)                                 Evidence of Grant.   All Options shall be evidenced by a written Award Agreement between the Company and the Participant in the form attached to this Plan as Exhibit A. The Award Agreement shall include such additional provisions as may be specified by the Committee.

7.2                                 INCENTIVE STOCK OPTIONS.   Incentive Stock Options shall be granted only to employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 7.2:

(a)                                  Exercise Price.   Subject to Section 7.2(d), the exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

(b)                                 Exercise.   In no event, may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(c)                                  Lapse of Option.   An Incentive Stock Option shall lapse pursuant to the following circumstances.

(1)                                  The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(2)                                  The Incentive Stock Option shall lapse upon termination of employment for Cause or for any other reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.

(3)                                  If the Participant terminates employment on account of Disability or death before the Option lapses pursuant to paragraph (1) or (2) above, the Incentive Stock Option shall

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lapse, unless it is previously exercised, on the earlier of (i) the scheduled termination date of the Option; or (ii) 12 months after the date of the Participant’s termination of employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(d)                                 Individual Dollar Limitation.   The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e)                                  Ten Percent Owners.   An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(f)                                    Expiration of Incentive Stock Options.   No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(g)                                 Right to Exercise.   Except as provided in Section 12.5, during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1                                 Grant Of SARs.   The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(a)                                  Right to Payment.   Upon the exercise of a SAR, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1)                                  the Fair Market Value of a share of Stock on the date of exercise; over

(2)                                  the grant price of the SAR as determined by the Committee, which shall not be less than the Fair Market Value of a share of Stock on the date of grant.

(b)                                 Other Terms.   All SARs grants will be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, and any other terms and conditions of any SAR will be determined by the Committee at the time of the grant of the Award and as set forth in the Award Agreement; provided that the form of consideration payable in settlement of a SAR shall be Stock.

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ARTICLE 9
PERFORMANCE SHARES

9.1                                 GRANT OF PERFORMANCE SHARES.   The Committee is authorized to grant Performance Shares to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Shares granted to each Participant. All Awards of Performance Shares shall be evidenced by an Award Agreement.

9.2                                 RIGHT TO PAYMENT.   A grant of Performance Shares gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Shares are granted, in whole or in part, as the Committee shall establish at grant or thereafter. Subject to the terms of the Plan, the Committee shall set performance goals and other terms or conditions to payment of the Performance Shares in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares that will be paid to the Participant.

9.3                                 OTHER TERMS.   Performance Shares may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in a written Performance Share Award Agreement. Unless otherwise provided in an Award Agreement, Performance Shares will lapse immediately if a Participant’s employment is terminated for Cause.

ARTICLE 10
RESTRICTED STOCK AWARDS

10.1                           GRANT OF RESTRICTED STOCK.   The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by a written Restricted Stock Award Agreement.

10.2                           ISSUANCE AND RESTRICTIONS.   Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

10.3                           FORFEITURE.   Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock. Unless otherwise provided in an Award Agreement, Restricted Stock will be forfeited immediately if a Participant’s employment is terminated for Cause.

10.4                           CERTIFICATES FOR RESTRICTED STOCK.   Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an

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appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 11
PERFORMANCE-BASED AWARDS

11.1                           PURPOSE.   The purpose of this Article 11 is to provide the Committee the ability to qualify the Performance Share Awards pursuant to Article 9 and the Restricted Stock Awards pursuant to Article 10 as “performance-based compensation” pursuant to Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 11 shall control over any contrary provision contained in Articles 9 or 10.

11.2                           APPLICABILITY.   This Article 11 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The Committee may, in its discretion, grant Restricted Stock Awards or Performance Share Awards to Covered Employees that do not satisfy the requirements of this Article 11. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

11.3                           DISCRETION OF COMMITTEE WITH RESPECT TO PERFORMANCE AWARDS.   With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal, and whether the Performance Goal is to apply to the Company, a Subsidiary or any division or business unit thereof. Unless otherwise provided in an Award Agreement, Performance-Based Awards will be forfeited if a Participant’s employment is terminated for Cause.

11.4                           PAYMENT OF PERFORMANCE AWARDS.   Unless otherwise provided in the relevant Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the actual size of an individual Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

11.5                           MAXIMUM AWARD PAYABLE.   The maximum Performance-Based Award payable to any one Participant pursuant to the Plan for a Performance Period is 100,000 shares (counted, as described in Section 5.1 above, as 1.38 shares awarded for every one share issued in connection with such Award or by which the Award is valued by reference) of Stock.

ARTICLE 12
PROVISIONS APPLICABLE TO AWARDS

12.1                           STAND-ALONE AND TANDEM AWARDS.   Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any

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other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

12.2                           TERM OF AWARD.   The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Option or Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant.

12.3                           FORM OF PAYMENT FOR AWARDS.   Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such forms as the Committee determines at or after the time of grant, including, without limitation, cash, promissory note, Stock held for more than six months, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

12.4                           LIMITS ON TRANSFER.

(a)                                  General.   Except as provided in Section 12.4(b) or Section 12.5, no right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as provided in Section 12.4(b) or Section 12.5, and except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution.

(b)                                 Transfers to Family Members.   The Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment to an existing Award) Awards which may be transferred by the Participant during his or her lifetime to any Family Member (as defined below). Unless transfers for the Participant have been previously approved by the Committee, a transfer of an Award pursuant hereto may only be affected by the Company at the written request of the Participant. In the event an Award is transferred as contemplated herein, such transferred Award may not be subsequently transferred by the transferee (other than another transfer meeting the conditions herein) except by will or the laws of descent and distribution. A transferred Award shall continue to be governed by and subject to the terms and limitations of the Plan and relevant Award Agreement, and the transferee shall be entitled to the same rights as the Participant, as if the transfer had not taken place. For purposes of this Section 12.4(b), the term “Family Member” means spouse and any parent, stepparent, grandparent, child, stepchild, or grandchild, including adoptive relationships or a trust or any other entity in which these persons (or the Participant) have more than 50% of the beneficial interest.

12.5                           BENEFICIARIES.   Notwithstanding Section 12.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the

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laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

12.6                           STOCK CERTIFICATES.   Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

12.7                           ACCELERATION UPON A CHANGE OF CONTROL.   If a Change of Control occurs and Awards are converted, assumed, or replaced by a successor, the Committee shall have the discretion to cause all outstanding Awards to become fully exercisable and all restrictions on outstanding Awards to lapse. If a Change of Control occurs and Awards are not converted, assumed, or replaced by a successor, all outstanding Awards shall automatically become fully exercisable and all restrictions on outstanding Awards shall lapse. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

ARTICLE 13
CHANGES IN CAPITAL STRUCTURE

13.1                           SHARES AVAILABLE FOR GRANT.   In the event of any change in the number of shares of Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Awards, the number of shares of Stock subject to any Award, and any numeric limitation expressed in the Plan shall be appropriately adjusted by the Committee.

13.2                           OUTSTANDING AWARDS – INCREASE OR DECREASE IN ISSUED SHARES WITHOUT CONSIDERATION.   Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a stock dividend (but only on the shares of Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall proportionally adjust the number of shares of Stock subject to each outstanding Award and the exercise price per share of Stock of each such Award.

13.3                           OUTSTANDING AWARDS – CERTAIN MERGERS.   Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in

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any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

13.4                           OUTSTANDING AWARDS – OTHER CHANGES.   In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in Article 13, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share exercise price of each Award as the Committee may consider appropriate to prevent the dilution or enlargement of rights relating to Awards granted under the Plan.

13.5                           NO OTHER RIGHTS.   Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the exercise price of any Award.

ARTICLE 14
AMENDMENT, MODIFICATION, AND TERMINATION

14.1                           AMENDMENT, MODIFICATION, AND TERMINATION.   With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (i) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, (ii) shareholder approval is required for any amendment to the Plan that (A) increases the number of shares available under the Plan (other than any adjustment as provided by Article 13), (B) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, (C) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant, or (D) permits the Committee to reprice previously granted Options, and (iii) no such action shall be taken that would cause all or part of the payment under any Award to be subject to the additional tax under Section 409A of the Code.

14.2                           AWARDS PREVIOUSLY GRANTED.   No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15
GENERAL PROVISIONS

15.1                           NO RIGHTS TO AWARDS.   No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

15.2                           NO STOCKHOLDERS RIGHTS.   No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

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15.3                           WITHHOLDING.   The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. With the Committee’s consent, a Participant may elect to (i) have the Company withhold from those shares of Stock that would otherwise be received upon the exercise of any Option, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local or foreign income and employment tax withholding obligations with respect to such Participant, or (ii) tender previously-owned shares of Stock held by the Participant for six months or longer to satisfy the Company’s applicable federal, state, local, or foreign income and employment tax withholding obligations with respect to the Participant.

15.4                           NO RIGHT TO EMPLOYMENT OR SERVICES.   Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5                           UNFUNDED STATUS OF AWARDS.   The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6                           INDEMNIFICATION.   To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7                           RELATIONSHIP TO OTHER BENEFITS.   No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

15.8                           EXPENSES.   The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

15.9                           TITLES AND HEADINGS.   The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10                     FRACTIONAL SHARES.   No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

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15.11                     SECURITIES LAW COMPLIANCE.   With respect to any person who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

15.12                     GOVERNMENT AND OTHER REGULATIONS.   The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.13                     GOVERNING LAW.   The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland.

15.14                     SECTION 409A.   If any payments under this Plan are subject to the provisions of Section 409A of the Code, it is intended that the terms of this Plan will comply fully with and meet all the requirements of Section 409A of the Code.

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Appendix C

MERITAGE HOMES CORPORATION

2006 ANNUAL INCENTIVE PLAN

ARTICLE 1.
ESTABLISHMENT, AND PURPOSE, AND DURATION

1.1                                 Establishment of the Plan. Meritage Homes Corporation (the “Company”), hereby establishes an annual incentive plan to be known as the “Meritage Homes Corporation 2006 Executive Management Incentive Plan” (the “Plan”).

1.2                                 Purpose of the Plan. The Plan is designed to (i) recognize and reward on an annual basis select Company executives for their contributions to the overall success of the Company, and (ii) qualify compensation paid under the Plan as “performance-based compensation” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and the regulations thereunder.

1.3                                 Duration of the Plan. Subject to approval by the Company’s stockholders, the Plan will commence as of February 15, 2006. If the Plan is not approved by the Company’s stockholders, the Plan will not be effective and any grants made under the Plan prior to that date will be void. The Plan shall terminate on February 14, 2011. No award may be made under the Plan after the date the Plan terminates, but awards made prior to that date may extend beyond that date.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

2.1                                 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)                                  “Award” means the agreement of the Company to pay compensation to a Participant upon the attainment of specified Performance Goals.

(b)                                 “Award Agreement” means the written agreement evidencing the terms and conditions of an Award.

(c)                                  “Board” or “Board or Directors” means the Board of Directors of Meritage Homes Corporation.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)                                  “Committee” means the Compensation Committee of the Board or the committee appointed by the Board pursuant to Article 3 to administer the Plan.

(f)                                    “Company” means Meritage Homes Corporation, or any successor thereto.

(g)                                 “Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

(h)                                 “Director” means any individual who is a member of the Board of Directors of the Company.

(i)                                     “Employee” means any full-time, nonunion employee of the Company. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

(j)                                     “Participant” means a Covered Employee who is designated by the Committee to participate in the Plan for a Performance Period pursuant to Article 4.

(k)                                  “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following:  pre- or after-tax net earnings, earnings before interest expense (including interest amortized to cost of sales) and income taxes (“EBIT”), earnings before interest expense (including interest amortized to cost of sales), income taxes, depreciation and amortization (“EBITDA”), revenue growth, operating income, operating cash flow, return on net assets, return on shareholders’ equity, return on assets, return on capital, Share price growth, shareholder returns, gross or net profit margin, earnings per Share, price per Share, and market share, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to results of a peer group. The Committee may provide that the Performance Criteria may include or exclude extraordinary charges, non-recurring or unusual items, accounting charges or similar items  The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(l)                                     “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Goal, the Goal may be expressed in terms of overall Company performance or the performance of an operating unit, division, or community. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; and (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(m)                               “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, compensation under the Plan.

(n)                                 “Shares” means the shares of common stock of Meritage Homes Corporation.

2.2                                 Severability. In the event that a court of competent jurisdiction determines that any portion of this Plan is in violation of any statute, common law, or public policy, then only the portions of this Plan that violate such statute, common law, or public policy shall be stricken. All portions of this Plan that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Plan.

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ARTICLE 3.
ADMINISTRATION

3.1                                 The Committee. The Plan shall be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board consisting of not less than two Directors who qualify as “outside directors” under Section 162(m) of the Code and the regulations issued thereunder. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

3.2                                 Authority of the Committee. The Committee shall have all the authority that is necessary or helpful to enable it to discharge its responsibilities under the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to interpret the Plan, to determine eligibility for participation in the Plan, to decide all questions concerning eligibility for and the amount of Awards payable under the Plan, to establish and administer the Performance Goals and certify whether, and to what extent, they are attained, to cancel and reissue any Awards granted hereunder in the event the Award lapses for any reason (provided that the Committee shall not have the authority to re-price previously issued and currently outstanding Awards without shareholder approval), to construe any ambiguous provisions of the Plan, to correct any default, to supply any omission, to reconcile any inconsistency, to issue administrative guidelines as an aide to the administration of the Plan, to make regulations for carrying out the Plan, and to decide any and all questions arising in the administration, interpretation, and application of the Plan.

3.3                                 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

3.4                                 Section 162(m) Compliance. This Plan shall be administered to comply with Section 162(m) of the Code and, if any provisions of the Plan cause any Award to not qualify as performance-based compensation under Section 162(m) of the Code, that provision shall be stricken from this Plan, but the other provisions of this Plan shall remain in effect. Any action striking any portion of this Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Plan. Furthermore, if any portion of the Plan or any Award Agreement conflicts with Section 162(m) or the regulations issued thereunder, the provisions of Section 162(m) and such regulations shall control.

ARTICLE 4.
ELIGIBILITY AND PARTICIPATION

4.1                                 Eligibility. Participation is limited in any fiscal year to Employees who the Committee concludes will be Covered Employees for such year.

4.2                                 Actual Participation. From among the Covered Employees eligible to participate each year, the Committee may select those to receive Awards in any one or more Performance Periods under the Plan.

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ARTICLE 5.
FORM OF AWARDS.

Awards shall be paid in cash. The Committee may, in its sole discretion, subject any Award to such terms, conditions, restrictions, or limitations (including but not limited to restrictions on transferability, vesting, termination of employment for cause or otherwise, or change of control) that the Committee deems to be appropriate, provided that such terms are not inconsistent with the terms of the Plan or Section 162(m) of the Code. All Awards will be evidenced by an Award Agreement.

ARTICLE 6.
DETERMINATION AND LIMITATION OF AWARDS.

6.1                                 Determination of Awards. Within the time prescribed by Section 162(m) of the Code for each Performance Period, the Committee shall, in its sole discretion, determine and establish:

(a)                                  the Performance Goals applicable to the Performance Period for each Participant;

(b)                                 the total dollar amount (or formula pursuant to which the total dollar amount is determined) payable to each Participant under the Award based upon attaining the Performance Goals; and

(c)                                  such other terms and conditions of such Award as the Committee determines to be appropriate under the circumstances.

Such determinations shall be reflected in the minutes of a Committee meeting, or in a written action adopted without the necessity of a meeting, and also shall be documented in the Award Agreement.

6.2                                 Limitations of Awards. If only one Performance Goal is established for a Performance Period, the Performance Goal for such Performance Period must be achieved in order for a Participant to receive payment for an Award for such Performance Period. If more than one Performance Goal is established for a Performance Period, one or more of the Performance Goals for such Performance Period must be achieved in order for a Participant to receive payment for an Award for such Performance Period, all as set forth in accordance with the terms of the Award Agreement. Furthermore, the Committee is authorized at any time during or after a Performance Period to reduce or eliminate (but not to increase) the amount of an Award payable to any Covered Employee for a Performance Period for any reason.

6.3                                 Maximum Awards. Notwithstanding any provision in the Plan to the contrary, the maximum Award payable to any Covered Employee under the Plan for a Performance Period shall be 1.85% of EBITDA, before consideration of bonuses paid to Covered Employees.

6.4                                 Employment Continuation. Unless otherwise determined by the Committee, provided in the Award Agreement, or required by applicable law, no payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Company on the last day of the Performance Period.

6.5                                 Payment of Awards. The Awards under this Plan shall be paid to each Participant no later than the 15th day of the third month following the calendar year in which the Award is earned, or, if payment by such date is not “administratively practicable” (as determined by the regulations issued under Section 409A of the Code), such later date as permitted by the regulations issued under Section 409A of the Code.

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ARTICLE 7.
RIGHTS OF EMPLOYEES

7.1                                 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

7.2                                 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 8.
AMENDMENT, MODIFICATION, AND TERMINATION

The Committee may suspend or terminate the Plan at any time with or without prior notice. In addition, the Committee may from time to time and with or without prior notice, amend or modify the Plan in any manner, but may not without shareholder approval adopt any amendment that would require the vote of shareholders of the Company pursuant to Section 162(m) of the Code.

ARTICLE 9.
WITHHOLDING

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan.

ARTICLE 10.
SUCCESSORS

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 11.
REQUIREMENTS OF LAW

11.1                           Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required.

11.2                           Governing Law. The Plan, and all agreements hereunder, shall be governed by the laws of the State of Maryland.

11.3                           Section 409A of the Code. If any payments under this Plan are subject to the provisions of Section 409A of the Code, it is intended that the Plan will comply fully with and meet all the requirements of Section 409A of the Code.

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MERITAGE HOMES CORPORATION
ANNUAL MEETING OF STOCKHOLDERS - MAY 17, 2006

This proxy is solicited on behalf of the Meritage Homes Corporation Board of Directors.  The undersigned hereby appoints each of Steven J. Hilton or John R. Landon as proxies with full power of substitution acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Meritage Homes Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201 on Wednesday May 17, 2006 at 10:00 a.m. local time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 THRU 5, AND IN THE DISCRETION OF THE APPOINTED PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Please mark, sign and date the reverse side and
return the proxy card promptly using the enclosed envelope.

(Continued on reverse side)

RETURN ADDRESS
		&	VOTE BY MAIL
		LOGO	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Meritage Homes Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

MAILING
ADDRESS

“DO NOT PLACE ANY TEXT BELOW MAILING ADDRESS”

SUMMARY PROCESSING

CONTROL #

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				MERIT1		KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERITAGE HOMES CORPORATION

Vote on Directors
			For	Withhold	For All	To withhold authority to
1.	ELECTION OF DIRECTORS:		All	All	Except	vote for any individual nominee,
	VOTE FOR nominees listed below					mark “For All Except” and write
			☐	☐	☐	the nominee’s name on the line
	01	Steven J. Hilton				below.
	02	Raymond Oppel
	03	William G. Campbell
	04	Richard T. Burke, Sr.

Vote on Proposals						For	Against	Abstain

2.	To approve the increase of the number of authorized shares of Common Stock from 50 million shares to 125 million shares.					☐	☐	☐

3.	To approve the 2006 Stock Incentive Plan.					☐	☐	☐

4.	To approve the 2006 Annual Incentive Plan.					☐	☐	☐

5.	To ratify the Company’s independent registered public accounting firm.					☐	☐	☐

Please sign exactly as name(s) appear herein.  If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing.  If the stockholders is a corporation, please sign the full corporate name, by a duly authorized officer.  If shares are held jointly, each stockholder named should sign.

			Yes	No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.			☐	☐

Signature (PLEASE SIGN WITH IN BOX)		Date	Signature (Joint Owners)			Date